Exhibit 10.1

AMENDED & RESTATED AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is entered into as of this 22nd day of December, 2014, by and between DELIA*S, INC., a Delaware corporation (“Merchant”), and a joint venture composed of GORDON BROTHERS RETAIL PARTNERS, LLC, a Delaware limited liability company, and HILCO MERCHANT RESOURCES, LLC, a Delaware limited liability company (collectively, the “Agent”; and collectively with Merchant, the “Parties”).

RECITALS

WHEREAS, Merchant and Agent entered into that certain Agency Agreement dated December 4, 2014 (the “Original Agreement”);

WHEREAS, Merchant operates certain retail stores in the United States and desires that Agent act as Merchant’s exclusive agent for the limited purpose of (a) selling all of the Merchandise (as hereinafter defined) located in Merchant’s retail store location(s) identified on Exhibit A-1 attached hereto (each individually a “Store”, and collectively the “Stores”) and in Merchant’s distribution centers identified on Exhibit A-2 attached hereto (each individually a “Distribution Center”, and collectively the “Distribution Centers” and collectively with the Stores, the “Closing Locations”), through the Stores and through the Merchant’s Direct Business Platform (as defined below), and (b) selling all of the Owned FF&E (as hereinafter defined) located in the Stores, Merchant’s corporate office and the Distribution Center (in each case subject to Section 15 below), in each case by means of a “sale on everything”, “everything must go”, or similarly themed sale, and, subject to entry of an Approval Order, as a “store closing” or “going-out-of-business” sale (in each case as further described below, the “Sale”);

WHEREAS, on December 7, 2014, the Merchant and certain affiliates filed voluntary petitions for relief under title 11, United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on December 10, 2014, the Bankruptcy Court entered an order approving the conduct of the Sale on an interim basis (the “Interim Approval Order”);

WHEREAS, on December 12, 2014, the Official Committee of Unsecured Creditors (the “Committee”) was formed. Following formation of the Committee, the Committee informally objected to various provisions of the Original Agreement (the “Committee Objections”). Thereafter, representatives of the Merchant, Committee, the Lender, and the Agent engaged in substantial, arm’s length, good faith negotiations with respect to the Original Agreement and the Committee Objections;

WHEREAS, the Merchant and Agent, with the consent of the Committee, desire to amend and restate the Original Agreement with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent and Merchant hereby agree as follows:

Section 1.	Definitions and Exhibits

1.1 Defined Terms. The terms set forth below are defined in the Sections referenced of this Agreement:

Defined Term	Section Reference

Additional Agent Merchandise	Section 8.9(a)
Additional Taxes and Penalties	Section 8.3(a)
Adjustment Amount	Section 3.3(a)
Agency Accounts	Section 3.3(b)(ii)
Agency Documents	Section 11.1(b)
Agent	Preamble
Agent Claim	Section 12.5
Agent Collateral	Section 16.11(a)
Agent Indemnified Parties	Section 8.3(a)
Agreement	Preamble
All Inclusive Guaranty Percentage	Section 3.1(a)
Applicable General Laws	Section 2(c)
Approval Order	Section 2(b)
Bankruptcy Code	Section 2(b)
Bankruptcy Court	Section 2(b)
Benefits Cap	Section 4.1(c)
Bid Protections	Section 16.12(b)
Break-Up Fee	Section 16.12(b)
Central Services	Section 4.1
Closing Locations	Preamble
Committee	Recitals
Competing Bid	Section 16.12(a)
Cost Factor	Section 3.1(d)
Cost Factor Threshold	Section 3.1(d)
Cost File	Section 5.3(a)
Cost Value	Section 5.3(a)
DC FF&E Commission	Section 15(a)
DC FF&E Commission Option	Section 15(a)
DC FF&E Disposition Budget	Section 15(a)
DC FF&E Disposition Expenses	Section 15(a)
DC FF&E Guaranty Amount	Section 15(a)
DC FF&E Guaranty Option	Section 15(a)
DC FF&E Sale Election Deadline	Section 15(a)
DC FF&E Sale Option	Section 15(a)
Defective Merchandise	Section 5.2(b)
Designated Deposit Accounts	Section 3.3(b)(i)
Direct Business Expense Reimbursement	Section 8.10
Direct Business Platform	Section 8.10

Distribution Center	Recitals
Distribution Center Merchandise	Section 5.2(b)
Distribution Center Services	Section 4.1
Estimated Guaranteed Amount	Section 3.3(a)
Events of Default	Section 14
Excluded Benefits	Section 4.1
Excluded Defective Merchandise	Section 5.2(b)
Excluded Pricing Adjustments	Section 3.1(c)(ii)
Existing Vendors	Section 8.9(a)
Expenses	Section 4.1
Expense Reimbursement	Section 16.12(b)
Final Inventory Report	Section 3.3(a)
Final Reconciliation	Section 8.7(b)(i)
Final Reconciliation Settlement Date	Section 8.7(b)(i)
Force Majeure Event	Section 8.8
Gross Rings	Section 5.3(b)(iii)
Gross Rings Period	Section 5.3(b)(iii)
Guaranteed Amount	Section 3.1
Guaranty Percentage	Section 3.1
Hazardous Materials	Section 15(d)
In-Transit Merchandise	Section 5.2(b)
In-Transit Receipt Deadline	Section 5.2(b)
Interim Guaranty Installments	Section 3.3(a)
Initial Guaranty Payment	Section 3.3(a)
Interim Sale Period	Section 2(c)
Interim Sale Period Expenses	Section 3.3(a)
Interim Sale Proceeds	Section 3.3(a)
Inventory Date	Section 5.1
Inventory Taking	Section 5.1
Inventory Taking Instructions	Section 5.1
Inventory Taking Service	Section 5.1
Lender	Section 3.3(f)
Letter of Credit	Section 3.3(g)
Liquidation Sale Laws	Section 2(b)(v)
Lowest Location Price	Section 3.1(c)(i)
Membership Program Discount	Section 8.6(b)
Merchandise	Section 5.2(a)
Merchandise Ceiling	Section 3.1(b)
Merchandise Threshold	Section 3.1(b)
Merchant	Preamble
Merchant’s Designated Account	Section 3.3(a)
Merchant Consignment Goods	Section 5.4
Merchant Indemnified Parties	Section 8.3(a)
Net DC FF&E Proceeds	Section 15(a)
Non-CAM Trash Removal Charges	Section 4.1
Occupancy Expenses	Section 4.1(a)

Owned FF&E	Section 15(a)
Parties	Preamble
Payment Date	Section 3.3(a)
POS	Section 3.1(c)(i)
Proceeds	Section 3.3(b)
Receipt Deadline	Section 5.2(a)
Remaining Initial Guaranty Payment	Section 3.3(a)
Remaining Merchandise	Section 3.2
Retail Price	Section 3.1(c)(i)
Retained Employee	Section 9.1
Retention Bonus	Section 9.4
Returned Merchandise	Section 8.5
Sale	Recitals
Sale Commencement Date	Section 6.1
Sale Guidelines	Section 8.1(h)
Sale Term	Section 6.1
Sale Termination Date	Section 6.1
Sales Taxes	Section 8.3(a)
Sales Tax Account	Section 8.3(a)
Signage Costs	Section 16.12(a)
Store(s)	Recitals
Store Sale Guaranty Percentage	Section 3.1(a)
Third Party	Section 4.1
Third Party Vendors	Section 8.9(a)
UCC	Section 8.9(c)
Unapplied Interim Sale Proceeds	Section 3.3(a)
Vacate Date	Section 6.2
WARN Act	Section 9.1

1.2 Exhibits. The Exhibits and Schedules annexed to this Agreement, as listed below, are an integral part of this Agreement:

Exhibit	Section Reference	Description

Exhibit A-1	Recitals	Stores
Exhibit A-2	Recitals	Distribution Center
Exhibit 3.1(b)	Section 3.1(b)	Merchandise Ceiling/Threshold Adjustment
Exhibit 3.1(c)	Section 3.1(d)	Cost Factor Adjustment
Exhibit 3.3(a)	Section 3.3(a)	Merchant’s Designated Account
Exhibit 3.3(h)	Section 3.3(h)	Form of Letter of Credit
Exhibit 4.1(a)	Section 4.1(a)	Store Occupancy Expense Schedule
Exhibit 5.1(a)	Section 5.1	Inventory Taking Instructions
Exhibit 5.2(b)(1)	Section 5.2(b)(1)	Distribution Center Merchandise
Exhibit 5.2(b)(2)	Section 5.2(b)(1)	Direct Business Merchandise
Exhibit 8.1	Section 8.1	Sale Guidelines
Exhibit 10.1(c)	Section 10.1(c)	Form of Approval Order

Exhibit 11.1(d)	Section 11.1(c)	Pre-Existing Liens
Exhibit 11.1 (k)	Section 11.1(k)	Merchant’s Promotions Since 11/1/14
Exhibit 11.1(l)	Section 11.1(l)	Pending Matters
Exhibit 11.1 (o)	Section 11.1(o)	Extraordinary POS Activity
Exhibit 11.1(q)	Section 11.1(q)	Store Leases Expiring During Sale Term
Exhibit 11.1 (u)	Section 11.1(u)	Promotions/Discounts

Section 2.	Appointment of Agent/Liquidation Sale Laws/Approval Order

(a) Appointment of Agent. Effective on the date hereof and subject to the entry of the Approval Order, Merchant hereby irrevocably appoints Agent, and Agent hereby agrees to serve, as Merchant’s exclusive agent for the limited purpose of conducting the Sale and disposing of Merchant’s Owned FF&E at the Closing Locations and the corporate offices, in accordance with the terms and conditions of this Agreement.

(b) Approval Order. The order approving assumption of this Agreement and the Sale (the “Approval Order”) shall be in substantially the form annexed hereto as Exhibit 10.1(c), and otherwise be reasonably satisfactory to the Merchant and Agent, and provide, inter alia, that:

(i) Merchant is authorized and directed to assume this Agreement and that this Agreement (and each of the transactions contemplated hereby) is approved in its entirety;

(ii) Merchant and Agent shall be authorized to continue to take any and all actions as may be necessary or desirable to implement this Agreement and each of the transactions contemplated hereby;

(iii) Agent shall be entitled to sell all Merchandise, Additional Agent Merchandise, Merchant Consignment Goods and Owned FF&E hereunder free and clear of all liens, claims or encumbrances thereon, with any presently existing liens encumbering all or any portion of the Merchandise, Additional Agent Merchandise, Merchant Consignment Goods, Owned FF&E, the Proceeds or any proceeds of the foregoing attaching only to the Guaranteed Amount and other amounts to be received by Merchant under this Agreement;

(iv) Agent shall have the right to use the Stores and all related Store and/or Distribution Center Services, furniture, fixtures, equipment and other assets of Merchant as designated hereunder for the purpose of conducting the Sale, free of any interference from any entity or person subject to compliance with the Sale Guidelines and Approval Order with respect to the Assets;

(v) Agent, as agent for Merchant, is authorized to conduct, advertise, post signs and otherwise promote the Sale as a “sale on everything”, “everything must go,” or similar themed sale, in accordance with the Sale Guidelines (as the same may be modified and approved by the Bankruptcy Court), and as provided in the Interim Approval Order, as a “store closing sales” and “going out of business” sale, and subject to entry of the Approval Order as a “going-out-of-business” sale and/or “store closing” sale, without compliance with all applicable laws, rules and regulations in respect of “going out of business,” “store closing” or similar-themed sales (collectively, the “Liquidation Sale Laws”), subject to compliance with the Sale Guidelines, the Interim Approval Order, and Approval Order;

(vi) Agent shall be granted a limited royalty-free sub-license and right to use until the Sale Termination Date the trademarks, trade names, logos, customer lists, website, URL, mailing lists and email lists relating to and used in connection with the operation of the Stores and the Direct Business Platform solely for the purposes of advertising the Sale, selling Merchandise, Additional Agent Merchandise, Merchant Consignment Goods and Owned FF&E, and otherwise conducting the Sale in accordance with the terms of this Agreement;

(vii) all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding and to allow Merchant and Agent to consummate the transactions provided for in this Agreement, including, without limitation, the conducting and advertising of the Sale in the manner contemplated by this Agreement;

(viii) all utilities, landlords, creditors, website and other Direct Business Platform services providers, and all persons acting for or on their behalf shall not interfere with or otherwise impede the conduct or advertising of the Sale, institute any action in any court (other than in the Bankruptcy Court) or before any administrative body which in any way directly or indirectly interferes with or obstructs or otherwise impedes the conduct or advertising of the Sale;

(ix) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Agreement;

(x) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Agreement;

(xi) Agent shall be authorized to include Additional Agent Merchandise in the Sale;

(xii) subject to Agent having satisfied its obligations hereunder, any amounts owed by Merchant to Agent under this Agreement shall be granted the status of superpriority claims in Merchant’s Bankruptcy Case pursuant to Section 364(c) of Bankruptcy Code senior to all other superpriority claims, including, without limitation, to the superpriority claims of the Lender; provided that until the Merchant receives payment in full of the Guaranteed Amount and Expenses, and any such other amounts due to Merchant hereunder, any superpriority claim granted to Agent hereunder shall be junior and subordinate in all respects to the security interests and superpriority claims of Lender but solely to the extent of the amount of the unpaid portion of the Guaranteed Amount and Expenses, and such other amounts due to Merchant hereunder;

(xiii) Agent shall be granted a valid, binding, enforceable and perfected security interest as provided for in Section 16.11 hereof without the necessity of filing financing statements to perfect the security interests;

(xiv) the Bankruptcy Court finds that time is of the essence in effectuating this Agreement and proceeding with the Sale at the Stores uninterrupted;

(xv) Merchant’s decisions to (a) enter into this Agreement and (b) perform under and make payments required by this Agreement is a reasonable exercise of the Merchant’s sound business judgment consistent with its fiduciary duties and is in the best interests of the Merchant, its estate, its creditors, and other parties in interest;

(xvi) this Agreement was negotiated in good faith and at arms’ length between the Merchant and Agent and that Agent is entitled to the protection of Section 363(m) of the Bankruptcy Code;

(xvii) Agent’s performance under this Agreement will be, and payment of the Guaranteed Amount under this Agreement will be made, in good faith and for valid business purposes and uses, as a consequence of which Agent is entitled to the protection and benefits of Sections 363(m) and 364(e) of the Bankruptcy Code;

(xviii) this Agreement is approved pursuant to Section 363 of the Bankruptcy Code; and

(xix) in the event any of the provisions of the Approval Order are modified, amended or vacated by a subsequent order of the Bankruptcy Court or any other court, Agent shall be entitled to the protections provided in Sections 363(m) and 364(e) of the Bankruptcy Code, and no such appeal, modification, amendment or vacatur shall affect the validity and enforceability of the sale or the liens or priority authorized or created under this Agreement or the Approval Order.

(c) During the period between the Sale Commencement Date and the entry of the Approval Order (the “Interim Sale Period”), Agent shall be authorized to advertise and conduct the Sale as a “sale on everything”, “everything must go”, or similar-themed sale, and Agent shall be required to comply with applicable federal, state and local laws, regulations and ordinances, including, without limitation, all laws and regulations relating to advertising, permitting, privacy, consumer protection, occupational health and safety and the environment, together with all applicable statutes, rules, regulations and orders of, and applicable restrictions imposed by, governmental authorities (collectively, the “Applicable General Laws”), including, the Liquidation Sale Laws, provided that such Sale is conducted in accordance with the terms of this Agreement and the Sale Guidelines. As provided in the Interim Approval Order, Agent shall be authorized to advertise and conduct the Sale as a “store closing” and “going out of business sale” sale from and after the entry of the Interim Approval Order until the Approval Order is entered. Upon entry of the Approval Order, Agent shall be authorized to advertise and conduct the Sale as “going-out-of-business” sale and “store closing sale” from and after the entry of the Approval Order through the Sale Termination Date (the “Remaining Sale Period”) shall continue to be required to comply with Applicable General Laws, other than Liquidation Sale Laws, and, provided the Sale is conducted in accordance with the this Agreement, the Sale Guidelines, the Interim Approval Order, and Approval Order, Agent shall be deemed to be in compliance with Applicable General Laws.

(d) Authority. Except as otherwise specifically provided in this Agreement, Agent shall have no authority, and shall not represent that it has any authority, to enter into any contract, agreement, or other arrangement or take any other action by or on behalf of Merchant, that would have the effect of creating any obligation or liability, present or contingent, on behalf of or for the account of Merchant without Merchant’s prior written consent.

Section 3.	Guaranteed Amount and Other Payments

3.1 Payments to Merchant and Agent.

(a) Provided the Approval Order is entered no later than December 24, 2014, as a guaranty of Agent’s performance hereunder, in addition to the payment of Expenses (as provided for in Section 4.1 hereof), Agent guarantees that Merchant shall receive an amount (the “Guaranteed Amount”) equal to the following: (a) ninety-one percent (91%) (the “Guaranty Percentage”) of the aggregate Cost Value of Merchandise. The Guaranteed Amount will be calculated based upon the product of (x) the Guaranty Percentage multiplied by (y) the aggregate Cost Value of the Merchandise included in the Sale as determined by (A) the Final Inventory Report at the conclusion of the Inventory Taking by the Inventory Taking Service after written verification and reconciliation thereof by Agent and Merchant, in consultation with Lender and, the Committee, (B) the aggregate Cost Value of the Distribution Center Merchandise included in the Distribution Center Shipments, (C) the aggregate Cost Value of Merchandise sold during of the Gross Rings Period (as adjusted for shrinkage per this Agreement), (D) the aggregate Cost Value of In-Transit Merchandise included in the Sale; and (E) the aggregate Cost Value of Returned Merchandise (not otherwise included in the Inventory Taking). Agent shall pay to Merchant (or its designee) the Guaranteed Amount in the manner and at the times specified in Section 3.3 below.

(b) The Guaranteed Percentage has been fixed based upon the Merchant’s representation that (i) the aggregate Cost Value of the Merchandise (other than Direct Business Merchandise) is not less than $13.95 million (the “Retail Merchandise Threshold”) and not greater than $14.35 million (the “Retail Merchandise Ceiling”) and (ii) the aggregate Cost Value of the Direct Business Merchandise is not less than $4.782 million (the “Direct Merchandise Threshold”) and not greater than $4.882 million (the “Direct Merchandise Ceiling”); provided, that, solely for purposes of determining whether the aggregate Cost Value of the Merchandise (other than Direct Business Merchandise) included in the Sale is less than the applicable Merchandise Threshold, no adjustment shall be made to the applicable Cost Value to account for the effect of any Prevailing Discount Adjustment (applied to Distribution Center Merchandise, In-Transfer Merchandise and/or Returned Merchandise) or Excluded Pricing Adjustment. To the extent that the aggregate Cost Value of the Merchandise (other than Direct Business Merchandise) included in the Sale is less than the Retail Merchandise Threshold or greater than the Retail Merchandise Ceiling, then such deviation shall not constitute a breach of any representation or warranty, or an Event of Default; provided, however, that, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(b) attached hereto. In addition, to the extent that the aggregate Cost Value of the

Direct Business Merchandise included in the Sale is less than the Direct Merchandise Threshold or greater than the Direct Merchandise Ceiling, then such deviation shall not constitute a breach of any representation or warranty, or an Event of Default; provided, however, that, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(b) attached hereto. Any adjustment to the Guaranty Percentage provided for under this Section 3.1(b) shall be cumulative with, and in addition to, any other adjustment provided for under this Section 3.1(b) and otherwise in this Agreement, including, but not limited to, any adjustment provided for under Exhibit 3.1(d) hereof.

(c) To the extent that Proceeds exceed the sum of (x) the Guaranteed Amount, plus (y) Expenses of the Sale, plus (z)(i) an amount equal to ten percent (10.0%) of the aggregate Cost Value of the Merchandise included in the Sale and (ii) eight percent (8.0%) of the aggregate Proceeds attributable to the sale of the Additional Agent Merchandise included in the Sale (the aggregate of (z)(i) and (ii) being collectively defined as the “Agent’s Fee”; and the sum of (x), (y) and (z) being collectively defined as the “Sharing Threshold”), then all remaining Proceeds of the Sale above the Sharing Threshold shall be shared fifty percent (50%) to Merchant (Merchant’s share of Proceeds beyond the Sharing Threshold is the “Sharing Amount”) and fifty percent (50%) to Agent. Agent shall pay the Sharing Amount, if any, to Merchant (or its designee), on the first business day after the completion of the Final Reconciliation conducted pursuant to Section 8.7(b) and shall remit such payment to the Merchant’s Designated Account.

(d) The Guaranty Percentage has also been fixed based upon the assumption that the aggregate Cost Value of the Merchandise included in the Sale as a percentage of Retail Price of the Merchandise included in the Sale (without taking into account any Prevailing Discount Adjustment (applied to Distribution Center Merchandise, In-Transfer Merchandise and/or Returned Merchandise) and/or Excluded Price Adjustments) (the “Cost Factor”) attributable to the Merchandise, excluding the Direct Business Merchandise, shall not be greater than twenty-seven and three-quarters of one percent (27.75%) (the “Store/DC Merchandise Cost Factor Threshold”), and the Cost Factor attributable to the Direct Business Merchandise included in the Sale shall not be greater than thirty-four and seventh-tenths of one percent (34.7%) (the “Direct Business Merchandise Cost Factor Threshold” and with the Store/DC Merchandise Cost Factor Threshold, as applicable the “Cost Factor Threshold”). In the event that the Cost Factor for the Merchandise (other than the Direct Business Merchandise) is greater than the Store/DC Merchandise Cost Factor Threshold, then such deviation shall not constitute a breach of any representation or warranty, or an Event of Default; provided, however, that, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(d) attached hereto. In addition, in the event that the Cost Factor for the Direct Business Merchandise is greater than the Direct Business Merchandise Cost Factor Threshold, then such deviation shall not constitute a breach of any representation or warranty, or an Event of Default; provided, however, that, the Guaranty Percentage shall be adjusted in accordance with Exhibit 3.1(d) attached hereto. Any adjustment to the Guaranty Percentage provided for under this Section 3.1(d) shall be cumulative with, and in addition to, any other adjustment provided for under this Section 3.1(d) and otherwise in this Agreement, including, but not limited to, any adjustment provided for under Exhibit 3.1(b) hereof. For purposes of this Agreement:

(i) “Retail Price” means, with respect to each item of Merchandise, the lowest of the lowest ticketed price, determined as of the Sale Commencement Date, “Style Chain Current

Retail” as reflected on the Cost File, other file price, marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price, excluding Excluded Price Adjustments; provided, however, that, with respect to Aged Merchandise, the “Retail Price” shall be the lower of (x) the Retail Price as determined in accordance with the sentence to which this proviso is attached; or (y) the original retail price for such item of Aged Merchandise, multiplied by (y) fifty percent (50%). For purposes of calculating Retail Price, if an item of Merchandise has more than one ticketed price, “Style Chain Current Retail” as reflected on the Cost File, other file price, marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price, or if multiple items of the same SKU have different ticketed, “Style Chain Current Retail” as reflected on the Cost, other file, marked, shelf, hang-tag, stickered, PLU, or other hard-marked prices and such pricing does not otherwise qualify as an Excluded Price Adjustment, the lowest ticketed price, “Style Chain Current Retail” as reflected on the Cost File, other file price, marked price, shelf price, hang-tag price, stickered price, PLU price, or other hard-marked price on any such item shall prevail for such item or for all such items within the same SKU, as the case may be, that are located within the same location (as the case may be, the “Lowest Location Price”), unless it is reasonably determined by Merchant or Agent that the applicable Lowest Location Price was mismarked, normal course markdowns had not been reflected or taken, or such item was priced because it was damaged or marked as “as is,” in which case the correct price shall control; provided, however, in determining the Lowest Location Price with respect to any item of Merchandise at a Store or Distribution Centers, the Lowest Location Price shall be determined based upon the lowest Retail Price for such item on a per location basis. No adjustment to Retail Price shall be made with respect to different Retail Prices for items located in different locations.

(ii) “Excluded Price Adjustments” means the following discounts or price adjustments offered by the Merchant by any means: (i) point of sale discounts or similar adjustments regardless of duration; (ii) employee discounts; (iii) member or customer appreciation points or coupons; (iv) multi-unit purchase discounts; (v) adjustments for damaged, defective or “as-is”” items; (vi) coupons (Merchant’s or competitors’) or similar type coupons/promotions, “groupons”, catalog, website, or circular prices, or “buy one get one” type discounts, or similar type discounts or promotions; (vii) customer savings pass discounts or “bounce back” coupons, or discounts for future purchases based on dollar value of past purchases; (viii) obvious ticketing or marking errors; (ix) instant (in-store) or mail in rebates; or (x) similar customer specific, temporary, or employee non-product specific discounts or pricing accommodations.

(e) To ensure accurate sales audit functions, Agent shall use Merchant’s existing point-of-sale system for recording all sales of Merchandise (including any sales of Additional Agent Merchandise) in the Stores and through the Direct Business Platform, all of Merchant’s existing systems for recording all sales (including sales of any Additional Agent Merchandise).

3.2 Payments to Agent. Subject to Agent’s obligation to pay in full the Guaranteed Amount, and all Expenses, Agent shall be entitled to the Agent’s Fee and, if applicable, Agent’s share of Proceeds in excess of the Sharing Threshold. Provided that no Event of Default has occurred and continues to exist on the part of Agent, all Merchandise and Additional Agent Merchandise remaining at the conclusion of the Sale (“Remaining Merchandise”) shall become the property of Agent, free and clear of all liens, claims, and encumbrances of any kind or nature.

Agent and its affiliates shall be authorized to sell or otherwise dispose of the Remaining Merchandise and MOOS Inventory with all logos, brand names, and other intellectual property on the Merchandise and MOOS Inventory intact, and shall be authorized to advertise the sale of the Remaining Merchandise and MOOS Inventory using Merchant’s name and logo.

3.3 Time of Payments; Proceeds; Control of Proceeds

(a) During the Interim Sale Period, as part of each weekly reconciliation as provided for in Section 8.7(a), Merchant shall collect all of the Proceeds (the “Interim Sale Proceeds”) and (x) all Interim Sale Proceeds shall first be applied to the payment of Expenses that are incurred during the Interim Sale Period and become due and owing (collectively, the “Interim Sale Period Expenses”) and (y) all remaining Interim Sale Proceeds after payment of Interim Sale Period Expenses (the “Unapplied Interim Sale Proceeds”) shall be retained and applied by Merchant against the Guaranteed Amount (collectively, the “Interim Guaranty Installments”) until the earlier of (i) receipt by Merchant of the balance of the Estimated Guaranteed Amount, or (ii) entry of the Approval Order. On the first business day after entry of the Approval Order (the “Payment Date”), Agent shall pay to Merchant an amount equal to the difference between (i) eighty percent (80%) of the Estimated Guaranteed Amount (as defined below) (the “Initial Guaranty Payment”); and (ii) the aggregate amount of the Interim Guaranty Installments retained by Merchant (with such differential being the “Remaining Initial Guaranty Payment”). The Estimated Guaranteed Amount shall be calculated by taking product of (x) the Guaranty Percentage multiplied by (y) the estimated aggregate Cost Value of the Merchandise to be included in the Sale (inclusive of Direct Business Merchandise), excluding any amounts attributable to In-Transit Merchandise, if applicable) as reflected on Merchant’s books and records at the close of business on the last business day immediately preceding the Sale Commencement Date (the “Estimated Guaranteed Amount”). On the Payment Date, the Remaining Initial Guaranty Payment shall be made by wire transfer of immediately available funds to the account designated on Exhibit 3.3(a) attached hereto (the “Merchant’s Designated Account”). The balance of the Guaranteed Amount (including any amounts attributable to In-Transit Merchandise not otherwise paid for or attributable to the inclusion of the Direct Business Merchandise in the Sale), shall be paid by Agent by wire transfer of immediately available funds to the Merchant’s Designated Account on the earlier of: (x) the second business day following the issuance of the final report of the aggregate Cost Value of the Merchandise counted by the Inventory Taking Service following the completion of the Inventory Taking, after review, reconciliation and mutual written verification thereof by Agent and Merchant, in consultation with Lender (the “Final Inventory Report”); (y) the date that is thirty (30) days after the Sale Commencement Date (in the case of (y) above, Agent shall tender payment of the undisputed portion only on account of any remaining portion of the Guaranteed Amount). With respect to the Direct Business Merchandise, the balance of the Guaranteed Amount shall be paid as part of the Final Reconciliation. In the event of a dispute as to the calculation of the portion of the Guaranteed Amount, any such dispute shall be resolved in the manner and at the times set forth in 8.7(b)(ii) hereof, and Agent’s failure to pay such balance or undisputed portion shall entitle the Merchant and the Lender (individually or collectively) to draw upon the Letter of Credit in accordance with Section 3.3(g) hereof to the extent of such balance or undisputed portion. Merchant and Agent shall exercise reasonable best efforts to reconcile the Inventory Taking within ten (10) days after its completion. In the event that the Initial Guaranty Payment is either less than or exceeds the Guaranteed Amount, as applicable,

Agent or Merchant, as the case may be, shall pay to Merchant or Agent, as the case may be, the amount (the “Adjustment Amount”) by which the actual Guaranteed Amount exceeds or is less than the sum of the Initial Guaranty Payment.

For purposes of this Agreement, “Proceeds” shall mean the aggregate of (i) the total amount (in dollars) of all sales of Merchandise in the Stores and/or through the Direct Business Platform provided for in Section 8.10 hereof; (ii) all service revenue received by Merchant from the Stores and/or through the Direct Business Platform (if applicable), in each case during the Sale Term and exclusive of Sales Taxes; (iii) the total amount (in dollars) of all sales of Additional Agent Merchandise (exclusive of Sales Taxes); (iv) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring during the Sale Term relating to the Merchandise and Additional Agent Merchandise; (v) all amounts received from customers or other third parties on account of postage, overnight delivery or other shipping charges related to the delivery of Merchandise and Additional Agent Merchandise to the consumers; and (vi) any and all proceeds received by Agent from the disposition of Remaining Merchandise. For the avoidance of doubt: (1) proceeds from the sales at Merchant’s Stores or through the Direct Business Platform for periods prior to the Sale Commencement Date; (2) the proceeds from the sale of Merchant Consignment Goods pursuant to Section 5.4 hereof (subject to Agent’s right to receive the commission under Section 5.4 below); (3) all proceeds of Merchant’s insurance for loss or damage to Merchandise arising from events occurring prior to the Sale Commencement Date; (4) proceeds from the sale or other disposition of Owned FF&E; (5) MOOS Proceeds; and (6) payments made by Agent on account of the Guaranteed Amount, Expenses, Sharing Amount, MOOS Sharing Amount, and the Letter of Credit, shall, in each case, not constitute “Proceeds” hereunder.

(b) Following the earlier of (i) payment of the Guaranteed Amount in full; or (ii) entry of the Approval Order, all Proceeds shall be controlled by Agent in the manner provided for below:

(i) Prior to the date Agent establishes the Agency Accounts (see clause (ii) below), all Proceeds (including credit card Proceeds) shall be collected by Merchant and deposited on a daily basis into depository accounts designated by, owned and in the name of, Merchant for the Stores, which accounts shall be designated for the deposit of Proceeds (including all cash, credit card payments, checks and similar items of payment, deposits and any other amounts contemplated by this Agreement (including proceeds from the sale of Additional Agent Merchandise)), and the disbursement of amounts payable to or by Agent hereunder (the “Designated Deposit Accounts”). Subject to the provisions of Section 16.11 hereof, the Approval Order shall provide (a) that Merchant grants to Agent a first priority security interest in and lien upon each Designated Deposit Account to the extent of any Proceeds and any other amounts payable to Agent deposited therein, and (b) for turnover to Agent of any such Proceeds (and any other amounts payable to Agent deposited therein) in accordance with the terms and provisions of this Agreement and the Approval Order, as applicable. If, notwithstanding the provisions of this Section, Merchant or Lender receives or otherwise has dominion over or control of any Proceeds, or other amounts due to Agent (including proceeds from the sale of Additional Agent Merchandise), Merchant and Lender shall hold the same and other amounts in trust for Agent, and shall not deposit such Proceeds or other amounts due Agent hereunder in any account except a Designated Deposit Account or as otherwise instructed by Agent. Until such time as Agent establishes the Agency Accounts (see clause (ii) below), Merchant, Agent and Lender shall cooperate with each other to establish and implement appropriate steps and procedures to accomplish a daily reconciliation, and remittance to Agent, of all Proceeds (including credit card Proceeds) and other amounts contemplated by this Agreement that are deposited into the Designated Deposit Accounts.

(ii) After payment of the Initial Guaranty Payment and delivery of the Letter of Credit, Agent may establish its own accounts (including without limitation credit card accounts and systems), dedicated solely for the deposit of the Proceeds (including credit card Proceeds), and the disbursement of amounts payable to Agent hereunder (the “Agency Accounts”), and Merchant shall promptly, upon Agent’s reasonable request, execute and deliver all necessary documents to open and maintain the Agency Accounts; provided, however, Agent may elect to continue to use Merchant’s Designated Deposit Accounts as the Agency Accounts. The Agency Accounts shall be dedicated solely to the deposit of Proceeds (including credit card Proceeds) and other amounts contemplated by this Agreement, and the distribution of amounts payable hereunder; provided that, in the event (a) Agent elects to continue to use Merchant’s Designated Deposit Accounts as the Agency Accounts, and (b) such accounts have amounts deposited therein by Merchant that do not constitute Proceeds and/or other amounts payable to Agent under this Agreement, then Merchant, Agent, upon its appointment, the Committee and Lender shall cooperate with each other to establish and implement appropriate steps and procedures to accomplish a daily reconciliation, and remittance to Agent, of all Proceeds (including credit card Proceeds) and other such amounts. Upon request, Agent shall deliver to Merchant and Lender copies of all bank statements and other information relating to the Agency Accounts; provided that, in the event Agent elects to continue to use Merchant’s Designated Deposit Accounts as the Agency Accounts, Merchant shall deliver to Agent copies of all bank statements and other information relating to such accounts to enable Agent to track and trace deposited funds that constitute Proceeds (including credit card Proceeds) and other amounts contemplated by this Agreement. The Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all bank fees and charges, including wire transfer charges, related to the Sale and Agency Accounts, whether received during or after the Sale Term. Upon Agent’s notice to Merchant of Agent’s designation of the Agency Accounts, all Proceeds of the Sale (including credit card Proceeds) shall be deposited into the Agency Accounts.

(iii) Agent shall have the right to use Merchant’s credit card facilities, including Merchant’s credit card terminals and processor(s), credit card processor coding, and Merchant identification number(s) and existing bank accounts for credit card Proceeds solely for purposes of the Sale, and for processing transactions relating to Additional Agent Merchandise. In the event that Agent elects to use Merchant’s credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent’s account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to download data from all credit card terminals each day during the Sale Term to effect settlement with Merchant’s credit card processor(s), and shall take such other actions necessary to process credit card transactions on behalf of Agent under Merchant’s identification number(s). At Agent’s request, Merchant shall cooperate with Agent to establish Merchant’s identification numbers under Agent’s name to enable Agent to process all such credit card Proceeds (and proceeds from Additional Agent Merchandise) for Agent’s own account. Merchant shall not be responsible for, and Agent shall pay as an Expense hereunder, all credit card fees, charges, and chargebacks related to Merchandise and Additional Agent Merchandise sold during the Sale, whether received during or after the Sale Term. Agent shall not be responsible for, as an Expense or otherwise, any credit card fees, charges, or chargebacks that do not relate to the Sale, whether received, prior to, during or after the Sale Term.

(iv) Commencing on the first business day following the Payment Date, and continuing on each business day thereafter, Merchant shall promptly pay to Agent by wire transfer of immediately available funds all funds constituting Proceeds (including, without limitation, Proceeds from credit card sales), and proceeds from Additional Agent Merchandise that are deposited into the Designated Deposit Accounts for the prior day. Agent shall, within a reasonable period of time after the date of each such payment by Merchant, notify Merchant and Lender of any shortfall in such payment, in which case, Merchant shall promptly pay to Agent funds in the amount of any undisputed shortfall.

(c) Merchant and Agent further agree that if at any time during the Sale Term, (i) Agent holds any amounts due to Merchant under this Agreement, Agent may, in its discretion, after two (2) business days’ notice to Merchant, offset such amounts being held by Agent against any undisputed amounts due and owing by, or required to be paid by, Merchant hereunder, and (ii) Merchant holds any amounts due to Agent under this Agreement, Merchant may, in its discretion, after two (2) business days’ notice to Agent, offset such amounts being held by Merchant against any undisputed amounts due and owing by, or required to be paid by, Agent hereunder.

(d) All amounts required to be paid by Agent or Merchant under any provision of this Agreement shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (prevailing Eastern Time) on the date that such payment is due; provided, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 10:00 a.m. (prevailing Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day, then such payment shall be made by wire transfer on the next business day.

(e) Upon Agent’s failure to timely pay (i) the Adjustment Amount in the event the Guaranteed Amount exceeds the Initial Guaranty Payment, (ii) Expenses, or (iii) other undisputed amounts due by Agent under this Agreement, Lender or Merchant, as applicable, shall be entitled to immediately draw upon the Letter of Credit to the extent of such undisputed amount.

(f) If, and to the extent, the Agent over-funds any amounts in respect of the Guaranteed Amount or the MOOS Guaranteed Amount hereunder (as determined pursuant to the express terms of this Agreement) and such funding or payment cannot be recovered by the Agent from Merchant under Section 3.3(a) or Section 3.3(c), by means of an offset or otherwise, then Merchant agrees (or if Merchant shall be unable to or otherwise for any reason fails to, and Salus Capital Partners, LLC, in its capacity as administrative agent and collateral agent (the “Lender”), has received such funding or payment, the Lender agrees) to reimburse such undisputed amount of such overfunded amount to Agent within two (2) business days of written demand thereof by Agent.

(g) Guaranty Security. To secure payment of the balance of any unpaid portion of the Guaranteed Amount, MOOS Guaranteed Amount, Expenses and other amounts due to Merchant hereunder, on the first business day following the entry of the Interim Approval Order, Agent shall deliver to Lender, as Merchant’s designee, an irrevocable standby letter of credit, substantially in the form of Exhibit 3.3(h) attached hereto, in an original stated amount equal to the aggregate of (x) twenty percent (20%) of the estimated Guaranteed Amount and MOOS Guaranteed Amount (based upon Merchant’s books and records maintained in the ordinary course as of the date immediately preceding the Payment Date), and (y) three (3) weeks’ estimated Expenses (the “Letter of Credit”). The Letter of Credit shall name Merchant as beneficiary. The Letter of Credit shall be delivered to Lender, no later than the second business day following the Sale Commencement Date, and shall be issued by a U.S. national bank selected by Agent and reasonably acceptable to Merchant and Lender; for the avoidance of doubt, Bank of America, N.A. or its affiliate shall be deemed acceptable to Merchant and Lender. In the event that Agent fails to timely pay any undisputed amount hereunder in respect of the Guaranteed Amount, the MOOS Guaranteed Amount, Expenses and/or other amounts due to Merchant, as required under this Agreement, Merchant shall be entitled to draw on the Letter of Credit to fund such undisputed amount or obligation after five (5) business days’ written notice to Agent. Merchant and Agent agree that, from time to time upon Agent’s request, the face amount of the Letter of Credit shall be reduced by the aggregate amount of payments made by Agent on account of the Guaranteed Amount and MOOS Guaranteed Amount; provided, however, until the Final Reconciliation has been completed, under no circumstances shall the face amount of the Letter of Credit be reduced to an amount less than two (2) weeks’ estimated Expenses (and Merchant and Lender shall cooperate with respect to each such request). The Letter of Credit shall expire no earlier than sixty (60) days after the Sale Termination Date; provided that, if, as of the tenth (10th) business day prior to the scheduled expiration date of the Letter of Credit, there remains any unresolved dispute as to the Guaranteed Amount and MOOS Guaranteed Amount, Expenses and/or other amounts due to Merchant under this Agreement, Agent shall cause the expiration date of the Letter of Credit to be extended for successive thirty (30) day intervals (or such other longer duration as Merchant and Agent may agree) until the subject dispute has been resolved and any additional amounts due hereunder on account of the Guaranteed Amount, Expenses and/or other amounts due to Merchant, have been paid to Merchant. If Agent has for any reason not so extended the expiration date of the Letter of Credit by the date that is ten (10) business days prior to the expiration date of the Letter of Credit (as may have been extended previously), Merchant shall have the right to make a drawing under the Letter of Credit in an amount equal to the amount(s) Merchant asserts are then owing to Merchant. After completion of the Final Reconciliation and payment in full of all amounts owing by Agent (including but not limited to the Guaranteed Amount, MOOS Guaranteed Amount, and Expenses), Merchant and Lender shall surrender the original Letter of Credit to the issuer thereof together with written notification that the Letter of Credit may be terminated. Upon Lender’s receipt of payment in full of its claims against the Merchant, Lender shall promptly deliver the Letter of Credit to Merchant.

(h) Agent and Merchant hereby acknowledge that, by December 5, 2014, Merchant funded an Expense retainer to Agent in the amount of $600,000 (the “Retainer”) to secure payment of Expenses, which Retainer shall be used to pay or reimburse Agent for certain Expenses paid or to be paid by Agent prior to entry of the Approval Order (inclusive of signage costs, supervision and Agent 50% share of the Inventory Taking). During the first Weekly Sale Reconciliation following entry of the Approval Order, Merchant shall be reimbursed or credited by Agent for the Retainer.

3.4 Additional Provisions Concerning MOOS Inventory

(a) “MOOS Inventory” means those goods referenced in the file “MOOS Inventory.xlsx”, which file was provided by Merchant to Agent by email on December 17, 2014 at 9:36 a.m. CT, and located at the “hilton annex” facility as of the Sale Commencement Date.

(b) Provided the Approval Order is entered no later than December 24, 2014, Agent guarantees that Merchant shall receive an amount (the “MOOS Guaranteed Amount”) equal to thirty-six percent (36%) (the “MOOS Guaranty Percentage”) of the aggregate Cost Value of MOOS Inventory, plus payment of the 3PL Expenses.

(c) The MOOS Guaranteed Amount will be calculated based upon the product of (x) the MOOS Guaranty Percentage multiplied by (y) the aggregate Cost Value of the MOOS Inventory as determined by a count of the MOOS Inventory conducted by a third party logistics company (the “3PL”) designated by Agent, which 3PL shall be reasonably acceptable to Merchant, Lender, and the Committee (the “MOOS Inventory Count”). The MOOS Inventory Count shall be conducted by the 3PL in accordance with instructions mutually acceptable to the 3PL, on the one hand, and Agent, Merchant, Lender, and Committee, on the other hand (with each party acting reasonably and taking into consideration the 3PL’s input and the costs and expenses the 3PL may charge for atypical requirements); provided, further, that representatives of the Agent, Merchant, the Committee, and Lender shall have the right to be present during the MOOS Inventory Count. The 3PL shall be responsible for picking up the MOOS Inventory from the Merchant, receiving the MOOS Inventory at the 3PL’s facility, processing, counting, sorting, and refurbishing the MOOS Inventory, and shipping the MOOS Inventory to buyers (collectively, the “3PL Services”). The documented costs and expenses of the 3PL for the 3PL Services shall be paid by the Agent (the “3PL Expenses”).

(d) Agent shall pay to Merchant (or its designee) the MOOS Guaranteed Amount as follows: (i) eighty percent (80%) on the Payment Date and (ii) twenty percent (20%) within two (2) business days after the MOOS Inventory Count is approved by Agent, Merchant, Lender, and the Committee, with each party acting reasonably

(e) To the extent that proceeds (less applicable Sales Taxes) from the sale of the MOOS Inventory (the “MOOS Proceeds”) exceed the sum of (x) the MOOS Guaranteed Amount, plus (y) 3PL Expenses, plus (z) five percent (5.0%) of the aggregate Cost Value of MOOS Inventory (as determined based on the MOOS Inventory Count) (the “MOOS Agent’s Fee” and the sum of (x), (y) and (z) being collectively defined as the “MOOS Sharing Threshold”), then all remaining MOOS Proceeds above the MOOS Sharing Threshold shall be shared eighty percent (80%) to Merchant (“MOOS Sharing Amount”) and twenty percent (20%) to Agent. Agent shall pay the MOOS Sharing Amount, if any, to Merchant (or its designee) as part of the Final Reconciliation or as otherwise agreed to by the Merchant and Agent.

Section 4.	Expenses of the Sale

4.1 Expenses. Subject to the entry of the Approval Order by December 24, 2014, Agent shall be unconditionally responsible for all Expenses, which expenses shall be paid by Agent in accordance with Section 4.2 below. Agent and/or Merchant and/or Lender may review or audit the Expenses at any time. Effective from and after the Payment Date, Agent shall be obligated to pre-fund (i) any payroll-related expenses consistent with Merchant’s customary payroll funding practices and timing; and (ii) Occupancy Expenses for the Stores weekly in advance. As used herein, “Expenses” shall mean the Store-level (and where expressly applicable, Distribution Center-level) operating expenses of the Sale which arise during the Sale Term and are attributable to the Sale, limited to the following:

(a) (i) actual Occupancy Expenses for the Stores (that are in operation of each such date) on aggregate per diem basis in an amount up to the aggregate per diem amount set forth on Exhibit 4.1(a) hereto; plus (ii) the portion of any percentage rent obligations allocable to the sale of Merchandise during the Sale to the extent set forth on Exhibit 4.1(a), plus (iii) the portion of any percentage rent obligations attributable to the sale of Additional Agent Merchandise during the Sale to the extent set forth on Exhibit 4.1(a) (in each case as determined in the manner described in the definition of “Occupancy Expenses” below in this Section 4.1);

(b) actual wages and commissions for all Store-level Retained Employees used in conducting the Sale; provided that, Agent shall only be obligated to pay 50% of the payroll wages for Store-level Retained Employees used during the Inventory Taking, and Merchant shall pay the remaining 50% of the wages for Retained Employees used during the Inventory Taking;

(c) actual amounts payable by Merchant for benefits for Retained Employees (including payroll taxes, FICA, unemployment taxes, workers’ compensation and health care insurance benefits, but excluding Excluded Benefits) for Store-level Retained Employees used in the Sale, in an amount up to sixteen percent (16.0%) of base payroll (including commissions) for all Retained Employees in the Stores (the “Benefits Cap”);

(d) Retention Bonuses for Retained Employees, as provided for in Section 9.4 below;

(e) all costs and expenses associated with Agent’s on-site supervision of the Closing Locations, including but not limited to any and all fees, wages, bonuses, deferred compensation, taxes, and third party payroll costs and expenses of Agent’s field personnel, travel to, from or between the Closing Locations, and all out-of-pocket and commercially reasonable expenses relating thereto;

(f) all signage, banners, sign walkers, and in-Store signs that are produced for the Sale (inclusive of the Signage Costs provided for in Section 16.11);

(g) promotional costs including, without limitation, email blasts, television, and any other advertising and/or direct mail attributable to the Sale and ordered or requested by Agent;

(h) the costs and expenses of obtaining additional supplies used at the Stores as may be required by Agent in the conduct of the Sale;

(i) Intentionally omitted;

(j) postage/overnight delivery/courier charges to and from or among the Stores to the extent relating to the Sale;

(k) credit card and bank card fees, chargebacks, and discounts attributable to the Sale at the Stores;

(l) any and all costs of moving, transferring, or consolidating Merchandise and/or Additional Agent Merchandise and/or Direct Business Merchandise (to the extent such goods are included in the Sale and Agent elects to transfer Direct Business Merchandise to the Stores) between and among the Stores;

(m) a pro rata portion for the Sale Term of Merchant’s premiums in respect of general liability, casualty, property, inventory, and other insurance policies attributable to the Merchandise and Additional Agent Merchandise;

(n) third-party payroll processing fees for the Stores and the Direct Business Platform;

(o) armored car service and security personnel;

(p) actual cost of Agent’s capital, reasonable and documented legal expenses, letter of credit fees and insurance (as provided in Section 12.4 hereof);

(q) Cost of transferring the Distribution Center Merchandise to the Stores up to an aggregate amount of $100,000;

(r) Agent’s 50% of the third party fees and costs of the Inventory Taking;

(s) Actual Central Service Expenses in an amount equal to $10,000 per week (pro-rated for partial weeks) for the Sale Term (payable to Merchant) in respect of the cost of Merchant providing Central Services in accordance with Section 8.1 hereof;

(t) Store cash thefts and other Store cash shortfalls in registers;

(u) actual costs and expenses associated with operating the Direct Business Platform in an amount up to $45,000 per week (prorated for partial weeks);

(v) actual Distribution Center Expenses (prorated for partial weeks);

(w) actual costs and expenses of postage, overnight delivery or other shipping charges related to the delivery of Merchandise and Additional Agent Merchandise to the consumers;

(x) any costs and expenses incurred in connection with the acquisition (including costs of goods), shipping, delivery, processing and transfer of any Additional Agent Merchandise;

(y) costs and expenses associated with temporary labor requested or obtained by Agent for purposes of the Sale;

(z) All costs and expenses incurred by Agent in order to comply with Applicable General Laws and/or Liquidation Sale Laws unless and until entry of the Approval Order; and

(aa) the actual costs and expenses of Agent providing such additional services as the Agent reasonably deems appropriate for the Sale.

“Expenses” shall not include: (i) Central Service Expenses in excess of the amount set forth in Section 4.1(s); (ii) Excluded Benefits; (iii) any rent or other occupancy expenses other than Occupancy Expenses in accordance with Section 4.1(a) hereof; (iv) Distribution Center Expenses in excess of amounts provided for in Section 4.1(v); (v) costs of maintaining and operating Merchant’s websites and Direct Business Platform in excess of the amounts provided for in Section 4.1(u); (vi) costs or expenses of postage, overnight delivery or other shipping charges related to the delivery of Merchandise and Additional Agent Merchandise to the consumers (except to the extent sold through the Direct Business Platform in which case Agent shall be responsible for payment in accordance with section 4.1(w) only), (vii) 3PL Expenses, or (viii) any costs, expenses or liabilities arising during the Sale Term, other than the Expenses listed above. All costs or expenses related to the Sale not included as Expenses shall be paid by Merchant promptly when due during the Sale Term. Notwithstanding anything to the contrary herein, (x) to the extent that any Expense listed in Section 4.1 is also included on Exhibit 4.1(a), then Exhibit 4.1(a) shall control and such Expense shall not be double counted. Except as provided in this Section 4.1, no Expenses shall be paid with respect to any distribution center/warehouses other than the Distribution Centers Expenses.

As used herein, the following terms have the following meanings:

“Central Service Expenses” means costs and expenses for Merchant’s Central Services.

“Central Services” means those Merchant central administrative services necessary for the conduct and support of the Sale, including, but not limited to, use or and access to Merchant’s: (i) inventory control system, (ii) payroll system, (iii ) accounting system, (iv) office facilities, (v) central MIS and POS services, (vi) cash reconciliation, (vii) central administrative services and personnel to process and perform sales audit, banking, and other normal course administrative services customarily provided to or for the benefit of operating the Distribution Centers and/or the Stores, (viii) such other central office services reasonably necessary for the Sale, and (ix) use by Agent reasonably sized offices located at Merchant’s central office facility to effect the Sale.

“Distribution Center Expenses” means an amount up to (i) $25,000 per week (prorated for partial weeks) in respect of Merchant’s provision of Distribution Center Services during the period of the Sale (during which the Agent is utilizing the Distribution Centers, in each case for the period commencing on the Sale Commencement Date and concluding on the earliest to occur of (x) the Sale Termination Date or (y) the Vacate Date for the applicable Distribution Center; plus (ii) incremental costs and expenses associated with Additional Agent Merchandise, including, without limitation, the receipt, tagging, processing and/or transfer of the Additional Agent Merchandise from the Distribution Centers to the Stores. Agent shall pay Merchant any such Distribution Center Expense amount that may be due on a weekly basis as part of the weekly Sale reconciliation provided for under Section 8.7(a) hereof.

“Distribution Center Services” means those services customarily performed by Merchant in operating and maintaining the Distribution Centers in the ordinary course of business and in the course of receiving and distributing goods and supplies to the Stores, including, but not limited to, with respect to (i) payroll and related employee benefits of all Distribution Centers employees; (ii) rent and other occupancy costs and expenses associated with the Distribution Centers; (iii) the handling, receiving, in-take, storage, ticketing and processing of any Merchandise, Distribution Center Merchandise, In-Transit Merchandise, or Additional Agent Merchandise at the Distribution Centers; (iv) any required supplies in connection with the foregoing; (v) any Central Services required to operate and maintain the Distribution Centers during the Sale Term applicable thereto; and (vi) costs and expenses of moving, transferring, or consolidating Merchandise or Additional Agent Merchandise between the Distribution Centers and the Stores. Merchant hereby covenants and agrees to provide the Distribution Center Services throughout the Sale Term and, except as provided and solely to the extent set forth in section 4.1(v), Merchant shall be responsible for the payment of all costs and expenses associated with the Distribution Centers and the Distribution Center Services.

“Excluded Benefits” means (i) the following benefits arising, accruing or attributable to the period prior to, during, or after the Sale Term: (w) vacation days or vacation pay, (x) sick days or sick leave or any other form of paid time off, (y) maternity leave or other leaves of absence and (z) ERISA coverage and similar contributions and/or (ii) any other benefits in excess of the Benefits Cap, including, without limitation, any payments due under the WARN Act.

“Occupancy Expenses” means rent, percentage rent, common-area maintenance, landlord promotional fees, real estate and use taxes, HVAC, utilities, telecom/telephone charges, point-of-sale systems maintenance, store security systems, routine repairs and maintenance, taxes and licenses, costs of all local, long-distance, and international telephone, satellite broadband connections, T-1 lines, broadband internet, and other telecommunications services, trash removal (to the extent excluded as a fixed charge component of lease obligation), snow removal, and ordinary course third-party cleanings, pest control services, plus any percentage rent obligations incurred by Merchant under applicable leases or occupancy agreements that are allocable to the sales as part of the Sale during the Sale Term of: (x) Merchandise and (y) Additional Agent Merchandise included in the Sale. Merchant and Agent agree that Exhibit 4.1(a) shall specify the actual applicable percentage and any applicable sales thresholds in respect of percentage rent under any applicable Store lease(s) or other occupancy agreement(s). Merchant and Agent further agree that in the event Exhibit 4.1(a) does not specify the actual applicable percentage and/or the applicable sales thresholds in respect of percentage rent under any applicable Store lease(s) or other occupancy agreement(s), Agent shall have no obligation to pay percentage rent other than as set forth on Exhibit 4.1(a). Notwithstanding anything to the contrary set forth in this Agreement, Merchant and Agent further agree that to the extent that, in connection with the conduct of the Sale and/or Agent’s vacating of the Stores (but not in connection with the disposition of any unsold Owned FF&E or other non-Merchandise assets being abandoned or otherwise disposed of by Merchant), Merchant incurs additional trash removal charges at a Store, other than the fixed charge component of Merchant’s lease obligation for a particular Store provided for on Exhibit 4.1(a) (the “Non-CAM Trash Removal Charges”), such Non-CAM Trash Removal Charges shall be paid by Agent as an Expense of the Sale, in addition to any trash removal charges as may be set forth in Exhibit 4.1(a) hereof.

“Third-party” means, with reference to any Expenses, a party that is not affiliated with or related to Merchant.

4.2 Payment of Expenses. From and after the Payment Date, Agent shall be responsible for the payment of all Expenses, whether or not there are sufficient Proceeds collected to pay such Expenses after the payment of the Guaranteed Amount. All Expenses incurred during each week of the Sale (i.e., Sunday through Saturday) shall be paid by Agent to or on behalf of Merchant immediately following the weekly Sale reconciliation by Merchant and Agent pursuant to Section 8.7(a) below, based upon invoices and other documentation reasonably satisfactory to Merchant and Agent.

Section 5.	Inventory Valuation; Merchandise.

5.1 Inventory Taking. Commencing on the Sale Commencement Date, Merchant and Agent shall cause to be taken a SKU-level and Retail Price physical inventory of the Merchandise located in the Stores and shall count the Distribution Centers in accordance with the below (collectively, the “Inventory Taking”). Subject to the availability of the Inventory Taking Service, Merchant and Agent shall use commercially reasonable efforts to complete the Inventory Taking as follows: (x) as to Merchandise located in the Stores, in each Store no later than twenty one (21) days after the Sale Commencement Date (the date of the Inventory Taking at each Store being the “Inventory Date” for such Store); (y) with regard to Distribution Center Merchandise and In-Transit Merchandise, when such Merchandise is shipped from the applicable Distribution Center to the Stores, and (z) with regard to Direct Business Platform Merchandise, (1) as such Merchandise is shipped to the customers or (2) in the case of Direct Business Platform Merchandise that is not sold to customers, as such Merchandise is shipped from the applicable Distribution Center to the Stores. Merchant and Agent shall jointly employ RGIS or another mutually acceptable independent inventory taking service (the “Inventory Taking Service”) to conduct the Inventory Taking in the Stores, and Merchant and Agent shall agree upon procedures for Merchandise that is counted at the Distribution Centers before it is shipped to the Stores. The Inventory Taking shall be conducted in accordance with the procedures and instructions to be mutually agreed upon by Merchant (in consultation with the Lender) and Agent and made a part of this Agreement as Exhibit 5.1(a) (the “Inventory Taking Instructions”). As an Expense, Agent shall be responsible for fifty percent (50%) of the fees and expenses of the Inventory Taking

Service. The balance of such fees and expenses shall be paid by Merchant. Except as provided in the immediately preceding sentence, Merchant and Agent shall each bear their respective costs and expenses related to the Inventory Taking; provided that, Agent shall be obligated to pay fifty percent (50%) of the payroll and related benefit costs (subject to the Benefits Cap) for Retained Employees used during the Inventory Taking, and Merchant shall pay the remaining fifty percent (50%) of the payroll and related benefit costs for Retained Employees used during the Inventory Taking. Merchant, Agent, upon its appointment, the Committee, and Lender shall each have the right to have representatives present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the Inventory Taking Service. Merchant agrees that during the Inventory Taking in each of the Stores, the applicable Store shall be closed to the public and no sales or other transactions shall be conducted until the Inventory Taking has been completed, as agreed by Merchant and Agent. Merchant and Agent further agree that until the Inventory Taking in each particular Store is complete, Agent shall not (i) transfer any Merchandise to or from that Store, (ii) deliver any Additional Agent Merchandise to such Store, (iii) move Merchandise within or about the Stores, or (iv) remove any Merchant hang tags, price tickets, inventory control tags, or other indicia of pricing affixed to or related to any Merchandise. Agent and Merchant (in consultation with the Lender) shall use their reasonable best efforts to reconcile the Inventory Taking (including, but not limited to, the determination of the aggregate Cost Value of the Merchandise), within ten (10) days after its completion. In the event there is any dispute with respect to the reconciliation of the aggregate Cost Value of the Merchandise following completion of the Inventory Taking, then any such dispute shall be resolved in the manner and at the times set forth in Section 8.7(b)(ii) hereof).

5.2 Merchandise Subject to this Agreement.

(a) For purposes of this Agreement, including but not limited to the calculation of the Guaranteed Amount, “Merchandise” means all new, first quality (other than as expressly set forth below), finished goods inventory that is owned by Merchant and customarily sold to customers in the ordinary course of Merchant’s business, including, but not limited to, (i) Merchandise subject to Gross Rings; (ii) Merchandise located in the Stores on the Sale Commencement Date (other than Direct Business Merchandise); (iii) Direct Business Merchandise; (iv) Distribution Center Merchandise received in the Stores on or before January 10, 2015 (the “Receipt Deadline”) in accordance with the Allocation Schedule; (v) In-Transit Merchandise received at the Stores on or before the Receipt Deadline in accordance with the Allocation Schedule, (vi) Aged Merchandise; (vii) Defective Merchandise (to the extent Merchant and Agent can mutually agree on the Cost Value applicable thereto). Notwithstanding the foregoing, “Merchandise” shall not include (i) goods that belong to sublessees, licensees, or concessionaires of Merchant; (ii) goods held by Merchant on memo, on consignment, or as bailee; (iii) Excluded Defective Merchandise; (iv) Additional Agent Merchandise; (v) MOOS Inventory; and (vi) furnishings, trade fixtures furniture, and equipment and improvements to real property that are located in the Closing Locations or the corporate offices; (vi) if applicable, Distribution Center Merchandise that is not received at the Stores on or before the Receipt Deadline; and/or (vii) In-Transit Merchandise that is not received at the Stores on or before to the Receipt Deadline.

(b) As used in this Agreement, the following terms have the respective meanings set forth below:

“Aged Merchandise” means items of Merchandise located in the Stores and the Distribution Center Merchandise (but not Direct Business Merchandise) for which the “Style Last Receipt Date” was on or before May 31, 2014 as reflected on the applicable Cost File.

“Defective Merchandise” means any item of Merchandise identified and agreed upon by Merchant and Agent (with each party acting reasonably) as defective in that it is damaged, defective, scratched, soiled, ripped, torn, stained, faded, discolored, dented, out of box (if normally sold as new in-the-box), missing pieces, mismatched, mis-mated or near-sized, parts, items typically sold as a set which are incomplete, or gift with purchase items, or otherwise affected by other similar defenses rendering it not first quality. Sample merchandise and merchandise on display in the Stores shall not per se be deemed to be Defective Merchandise.

“Direct Business Merchandise” means those items of inventory identified on Exhibit 5.2(b)(2) that are located in Merchant’s Distribution Centers on the Sale Commencement Date, which have been ear-marked and/or ticketed in the ordinary course of business for sale through the Direct Business Platform.

“Distribution Center Merchandise” means those items of inventory identified on Exhibit 5.2(b)(1) that are located in Merchant’s Distribution Centers on the Sale Commencement Date that do not constitute Direct Business Merchandise. Merchant shall be responsible for providing the Distribution Center Services with respect to the Distribution Center Merchandise.

“Excluded Defective Merchandise” means (a) any item of Defective Merchandise that is not saleable in the ordinary course because it is so damaged or defective that it cannot reasonably be used or sold for its intended purpose, (b) any item of Defective Merchandise for which the parties cannot mutually agree upon a Cost Value, and/or (c) packaway merchandise. Excluded Defective Merchandise located in the Stores shall be identified and counted during the Inventory Taking and thereafter removed from the sales floor and segregated. To the extent that goods in the Distribution Centers or in transit to the Stores constitute Excluded Defective Merchandise and such goods arrive at the Stores despite Merchant’s covenant not to ship such goods to the Stores, such goods shall be identified during the Inventory Taking or, to the extent such goods arrive in a Store after the Inventory Date for such Store, such goods shall be reasonably identified by Agent within five (5) business days of receipt of at such Store and thereafter removed from the sales floor and/or segregated.

“In-Transit Merchandise” means items of inventory purchased by Merchant prior to the date of this Agreement, which goods are either subject to a Letter of Credit issued by Merchant and cannot be cancelled as of the date of this Agreement, and/or are already in transit to Merchant from the vendor as of the Sale Commencement Date.

“Allocation Schedule” means the allocation schedule of Distribution Center Merchandise and In-Transit Merchandise that has been mutually agreed upon by Merchant and Agent.

5.3 Valuation.

(a) For purposes of this Agreement, “Cost Value” shall mean, with respect to each item of Merchandise, other than the Additional Agent Merchandise, the lower of (i)(x) the lower of the Merchant’s actual cost of such item and (y) the cost of such item as reflected in the SKU for such item of Merchandise as reflected on (1) Merchant’s inventory cost file attributable to the Merchandise (other than the Direct Business Merchandise) identified on Exhibit 5.3(a)(1); and (2) Merchant’s inventory cost file attributable to the Direct Business Merchandise identified on Exhibit 5.3(a)(2); and (ii) the Retail Price.

(b) Anything in Section 5.3(a) to the contrary notwithstanding, Merchant and Agent further agree as follows:

(i) The Cost Value and Retail Price of any item of Distribution Center Merchandise and In-Transit Merchandise that is not received at a Store on or before January 3, 2015 shall be the otherwise applicable Cost Value and Retail Price of such item (determined in accordance with Sections 5.3(a) above and 3.1(e)), multiplied by the inverse of the prevailing Sale discount in effect on the date such item arrives in the Store (the “Prevailing Discount Adjustment”). In agreeing upon the Allocation Schedule, Merchant and Agent used commercially reasonable and good faith efforts to allocate and schedule shipments of Distribution Center Merchandise and In-Transit Merchandise from the Distribution Centers to the Stores so as to minimize, where practicable (i.e., giving due consideration to the needs and capacity of the Stores) the effect of the Prevailing Discount Adjustment;

(ii) Defective Merchandise shall be valued by mutual agreement of the parties; if the parties are unable to so agree, or if an item is determined to be Excluded Defective Merchandise, such goods shall be excluded from the Sale and treated as Excluded Defective Merchandise for all purposes hereunder, including, without limitation, calculation of the Guaranteed Amount and Proceeds;

(iii) Excluded Pricing Adjustments shall not be taken into account in determining the Cost Value of any item of Merchandise; and

(iv) If the Sale commences prior to the completion of the Inventory Taking at any Store or the Distribution Centers, then for the period from the Sale Commencement Date until the Inventory Date for such Store (the “Gross Rings Period”), Agent and Merchant shall jointly keep (i) a strict count of gross register receipts less applicable Sales Taxes but excluding any prevailing discounts (“Gross Rings”) and (ii) cash reports of sales within such Store and or Direct Business Platform (if applicable) utilized by the subject Distribution Center. Agent and Merchant shall keep a strict count of register receipts and reports to determine the actual Cost Value and Retail Price of the

Merchandise sold by SKU. All such records and reports shall be made available to Merchant and Agent during regular business hours upon reasonable notice. Any Merchandise included in the Sale using the Gross Rings method shall be included in Merchandise using the actual Cost Value of the Merchandise sold plus one percent (1.0%) shrink provision.

5.4 Excluded Goods. Merchant shall retain all rights and responsibility for any goods not included as “Merchandise” hereunder and shall remove, at Merchant’s expense, such goods from the Stores and the Distribution Centers prior to the Sale Commencement Date, or as soon thereafter as reasonably practicable. If Merchant so elects at the beginning of the Sale Term, Agent shall accept those goods not included as “Merchandise” hereunder and as identified by Merchant for sale as “Merchant Consignment Goods”. Merchant Consignment Goods shall be sold at prices mutually agreed upon by Merchant and Agent. Agent shall retain twenty percent (20%) of the sale price (less applicable Sales Taxes) for all sales of Merchant Consignment Goods, and Merchant shall receive eighty percent (80%) of the sale price (less applicable Sales Taxes) in respect of sales of Merchant Consignment Goods. Merchant shall receive its share of the receipts of sales of Merchant Consignment Goods on a weekly basis, immediately following the weekly reconciliation by Merchant and Agent pursuant to Section 8.7(a) below. Except as expressly provided in this Section 5.4, Agent shall have no cost, expense, or responsibility in connection with any goods not included in Merchandise, including but not limited to sales commissions and percentage rent.

5.5 Distribution Center Services.

(a) On and after the Sale Commencement Date, Agent shall be responsible for allocating and designating the shipment of the Distribution Center Merchandise and In-Transit Merchandise to the Stores. Notwithstanding anything to the contrary herein, except as provided in Section 4.1(v), Agent shall not be responsible to pay any cost or expenses associated with the operation of the Distribution Centers.

(b) Agent’s obligation to pay Distribution Center Expenses in accordance with Section 4.1(v) shall be limited to the period commencing on the Sale Commencement Date and concluding on the earliest to occur of (i) the Sale Termination Date or (ii) the Vacate Date for the applicable Distribution Center. Merchant agrees and covenants that it shall be responsible for performing and providing all Distribution Center Services.

Section 6.	Sale Term.

6.1 Term. The Sale commenced at each of the Stores on December 4, 2014 (the “Sale Commencement Date”). Agent shall complete the Sale and vacate the premises of each Store and the Direct Business Platform in favor of Merchant or its representative or assignee on or before the date that is the earlier of (i) April 15, 2015; and (ii) the date that is 120 twenty days after entry of an order for relief in Merchant’s bankruptcy case (the earlier of (i) and (ii), the “Sale Termination Date”). The period beginning on the Sale Commencement Date through and including the Sale Termination Date shall be referred to herein as the “Sale Term”. The Sale Termination Date as to any Store or Distribution Center may be (a) extended by mutual written agreement of Agent and Merchant, in consultation with the Lender or (b) accelerated by Agent, in which case Agent shall provide Merchant and the Lender with not less than seven (7) days’ advance written notice of any such planned accelerated Sale Termination Date (each such notice being a “Vacate Notice”). If Agent fails to provide Merchant and the Lender with timely notice of an acceleration of the Sale Termination Date for a Store, Agent shall be liable for and shall pay any Occupancy Expenses resulting from such untimely notice.

6.2 Vacating the Closing Stores and Distribution Centers. Subject to the terms of Section 6.1 hereof, Agent shall provide Merchant and the Lender with not less than seven (7) days’ advance written notice of its intention to vacate any Store or Distribution Center) (as to each such Store and/or Distribution Center, as applicable, the “Vacate Date”). On the Vacate Date, Agent shall vacate such Store and/or Distribution Center in favor of Merchant or its representatives or assignee, (subject to Agent’s right to abandonment) remove all Remaining Merchandise (including any unsold Additional Agent Merchandise) from the Store and/or the Distribution Center in “broom clean” condition (ordinary wear and tear excepted) subject to the right to abandon, neatly in place, any unsold Owned FF&E. Agent’s obligations to pay all Expenses, including Occupancy Expenses, for each Store and/or Distribution Center) (as and to the extent applicable) subject to Vacate Notice shall continue until the earlier of (a) the applicable Vacate Date for such Store and/or Distribution Center; and (b) the Sale Termination Date. All assets of Merchant used by Agent in the conduct of the Sale (e.g., FF&E, supplies, etc.) shall be returned by Agent to Merchant or left at the Stores and/or the Distribution Centers), to the extent same have not been used in the conduct of the Sale or have not been otherwise disposed of through no fault of Agent. Any reference in this Section 6 to vacating the Stores and/or the Distribution Centers means vacating the Stores and/or Distribution Centers, as applicable, in favor of Merchant, its representatives, or assignee and shall not mean vacating possession or disclaimer of lease in favor of landlord or owner of the Store and/or Distribution Center premises. Agent agrees that it shall be obligated to repair any damage caused by Agent (or any representative, agent, or licensee thereof) to any Store and/or Distribution Center during the Sale Term, ordinary wear and tear excepted. Agent shall have the right to abandon in place any asset of Merchant.

Section 7.	Designation Rights.

7.1 Certain Defined Terms. The following terms have the following meanings:

(a) “Assets” means the Membership Interests and the Merchant’s rights title and interests in and to the Intellectual Property.

(b) “Asset Proceeds” means all cash and non-cash consideration received by Merchant or Agent from the sale or other disposition of the Assets, which for the avoidance of doubt shall exclude Proceeds, MOOS Proceeds, and FF&E Proceeds.

(c) “Asset Sharing Amount” means an amount equal to (i) forty percent (40%) of the Asset Proceeds in excess of $1,200,000 and up to $2,500,000, plus (ii) sixty percent (60%) of the Asset Proceeds in excess of $2,500,000, which amount (if any) shall be paid by Agent to Merchant promptly after receipt by Agent of Asset Proceeds in excess thereof.

(d) “Cure Amount” means, with respect to each executory contract included within the meaning of Intellectual Property, the amount required to cure pre-Petition Date monetary defaults or compensate a counterparty for actual pre-Petition Date pecuniary loss, as required by Bankruptcy Code sections 365(b)(1)(A) and (B).

(e) “Customer Lists” means any and all lists of current and past customers of Merchant and/or any business of Merchant, including any and all information relating in any way to the use of such lists for or by Merchant and/or any business of Merchant, including (x) personal information, such as name, address, telephone number, email address, website and any other database information and (y) customer purchase history at a transaction level (including with respect to dollar amounts, dates, and items purchased) but excluding from the foregoing any credit card numbers or related customer payment source or financial information prohibited by law.

(f) “Intellectual Property” means any and all worldwide rights in and to all tangible and intangible intellectual property assets of Merchant (whether arising under statutory or common law, contract, or otherwise), which include without limitation all of the following items owned by Merchant, for which Merchant is a licensee, sub-licensee, licensor, sub-licensor, assignee, assignor, or in which Merchant has an interest or right (and Schedule 1 hereto lists all issued or registered Intellectual Property and applications therefor owned by Merchant): (a) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing; (c) trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including, without limitation IP Addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications and/or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing; (d) work specifications, databases and artwork; (e) technical, scientific and other know-how and information (including promotional material), trade secrets, confidential information, methods, processes, practices, formulas, designs, patterns, assembly procedures, specifications owned or used by Merchant; (f) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works; (g) work for hire; (h) any and all rights of Merchant to the name “dELiA*s” or any derivation thereof, (i) Merchant’s entire customer list and database (including all Customer Lists), and all assets used or useful by Merchant in the conduct of its catalog business and its business over the internet and/or in any other electronic medium, including (without limitation) any websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names, and all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files), samples, product catalogs, product designs and specifications (including tech specifications) vendor and merchandise supplier data and information, (j) software used in the operation of the

Direct Business Platform, (k) all goodwill, rights and contracts (including all licenses and sublicenses granted or obtained with respect thereto) related to the foregoing, (k) the right to sue for infringement and other remedies against infringement of any of the foregoing, and (l) rights to protection of interests in the foregoing under the laws of all jurisdictions.

(g) “Membership Interests” means all of Merchant’s rights, title, and interests in and to the ownership interests in dELiA*s Brand, LLC.

7.2 Designation Rights. In partial consideration, and as a material component of the payment of the Guaranteed Amount and the Asset Sharing Amount (if any), during the Sale Term (the “Designation Rights Period”) Agent shall have the exclusive right to direct Merchant to designate the ultimate purchaser, acquirer, assignee, transferee, licensee, or designee, which, for the avoidance of doubt, may be the Agent or one or more affiliates of the Agent, as determined by Agent in Agent’s sole and absolute discretion, of each of the Assets (collectively the “Designation Rights”) and shall retain all Asset Proceeds (other than the Asset Sharing Amount) for Agent’s sole and exclusive benefit. Merchant, in consultation with the Committee, shall, upon such election by Agent, take such actions as may be reasonably required to effectuate all Designation Rights. Merchant and Committee agree to cooperate with Agent to arrange for the sale or other disposition of the Assets, with such sales and dispositions to be on such terms as Agent shall determine in its sole and absolute discretion, subject to Section 7.10 of this Agreement with respect to sale or transfer of the Customer List. Without limiting the generality of the foregoing, Merchant and Committee agree to cooperate with Agent, its agents and any potential purchasers, acquirers, assignees, transferees, licensees, or designees of any of the Assets and provide unlimited access to the locations thereof.

7.3 Agent Dropout Rights. At any time prior to the expiration of the Designation Rights Period, Agent shall have the right, upon seven (7) days’ written notice (the “Dropout Notice Period”), which right may be exercised at any time and from time to time in Agent’s sole and absolute discretion, to provide notice to Merchant and the Committee (each such notice, a “Dropout Notice”) of Agent’s election not to designate the ultimate purchaser, acquirer, assignee, transferee, licensee, or designee any Asset (each, a “Dropout Asset” and, collectively, the “Dropout Assets”). Upon the effective date of any Dropout Notice, (i) Agent shall have no further obligation or liability with respect to the subject Dropout Asset, and (ii) Merchant shall thereafter be solely responsible for all such Dropout Asset(s) from and after the effective date of the Dropout Notice. Upon Agent’s delivery of a Dropout Notice, all rights to the Dropout Assets shall revert to Merchant, and Merchant may dispose of such Dropout Asset in such manner as Merchant may elect, and one hundred percent (100%) of all proceeds realized upon a disposition of such Dropout Asset shall be the exclusive property of Merchant (and shall not constitute Asset Proceeds, FF&E Proceeds, or Proceeds). The delivery of a Dropout Notice shall not result in a reduction of the Guaranteed Amount (as defined below) payable hereunder unless such Asset(s) was excluded due to a Merchant breach of this Agreement. Prior to the expiration of the Dropout Notice Period, the Agent, in its sole and absolute discretion, may withdraw any Dropout Notice upon written notice to Merchant.

7.4 At any time prior to the expiration of the Designation Rights Period, Agent shall have the right, which right may be exercised at any time and from time to time, in Agent’s sole and absolute discretion, to provide notice to Merchant and Committee (each such notice, a

“Sale Notice”) of Agent’s election to require Merchant to seek Bankruptcy Court authority to designate the ultimate purchaser, acquirer, assignee, transferee, licensee, or designee any the Assets identified in the subject Sale Notice(s) (each, a “Designated Third Party Asset” and, collectively, the “Designated Third Party Assets”) and sell, transfer, license, transfer, assign, or otherwise dispose of same to the purchaser, acquirer, assignee, transferee, licensee, or designee identified by Agent. Within three (3) business days following the date Agent delivers a Sale Notice and related information (including the applicable transaction documents) to Merchant, Merchant, in consultation with the Committee, shall take all requisite actions (including, without limitation, actions required under Sections 363 and Section 365 of the Bankruptcy Code) to promptly sell, assume and assign the applicable Designated Third Party Asset(s) to the applicable designee identified in such Sale Notice(s). Other than in respect of the initial sale notice contemplated by Section 7.5 (excluding “the subsequent Sale Notice” referenced in the proviso therein), Agent shall reimburse Merchant (or Merchant’s successor in interest, if applicable) for all reasonable and documented costs incurred by Merchant with respect to effectuating a Sale Notice and obtaining approval of the associated sale or other disposition of the Assets in such Sale Notice (including, but not limited to, reasonable attorneys’ fees and costs and noticing and copying fees and costs) (the “Transfer Costs”). Without limiting the generality of the foregoing, upon receipt of a Sale Notice, Merchant, in consultation with the Committee, shall use commercially reasonable efforts to obtain the expedited entry of an order of the Court approving the sale or other disposition of the Designated Third Party Asset(s) and the sale or other disposition of such asset(s) to the specified designee, each in a form and substance reasonably acceptable to Agent, its designee, and Merchant.

7.5 Adequate Assurances. If applicable, Agent shall cause the designee for the Assets to provide adequate assurance of future performance with respect to such Designated Third Party Asset in accordance with the Bankruptcy Code. Additionally, Agent or such designee, as applicable, shall pay all Cure Amounts.

7.6 Carrying Costs and Expenses. Except with respect to the payment (or reimbursement to Merchant) of Expenses, Cure Amounts (if any and if applicable), the Transfer Costs, and costs or expenses associated with Agent’s advertising or marketing with respect to the Assets, Merchant (or Merchant’s successor in interest, if applicable) shall be responsible for paying costs and expenses customarily or historically incurred or paid by Merchant and associated with each Asset from and after the Petition Date through and including the earlier of (i) the closing of a transaction, subject to a Sale Notice or otherwise, with respect to each such Asset and (ii) the end of the Designation Rights Period.

7.7 Rejection. Regardless of whatever elections Agent shall make under the this Agreement, the legal cost and expenses of the rejection at any time of any one or more Assets, including, without limitation, the filing and prosecution of any motions or other papers with respect to the same and/or the amount and priority of any claim arising from such rejection (collectively, the “Rejection Costs”), shall be borne solely by the Merchant. For the avoidance of doubt, if and to the extent that the Agent’s actions (other than actions related to operation of the Direct Business Platform as contemplated by this Agreement) in respect of an executory contract result in Merchant incurring an allowed administrative expense not subject to defenses Merchant otherwise would not have incurred but for such actions, Agent shall be liable to reimburse Merchant for the allowed amount of such administrative expense.

7.8 Procedures for Closings. Agent and Merchant, in consultation with the Committee, shall cooperate and use best efforts to consummate the closing of any sale or other disposition of any Asset as promptly as possible. All Asset Proceeds (other than the Asset Sharing Amount) shall be retained by Agent for Agent’s sole and exclusive benefit. All payments to Agent and all rights to Asset Proceeds (other than the Asset Sharing Amount) shall be free and clear of liens, claims, encumbrances and interests and shall not require any further Bankruptcy Court order. At each closing, Merchant, in consultation with the Committee, will deliver to the Agent’s designee such documents and agreements as are provided for in the applicable transaction agreements to consummate the sale of the applicable Assets. Agent will prepare (and deliver to Merchant for its execution) the assignments, bills of sale, deeds, transfer tax declarations, and other closing documents to be delivered in connection with the closing in the forms contemplated in the applicable transaction agreements or otherwise in form reasonably acceptable to Merchant, in consultation with the Committee; provided, however, that Merchant will reasonably cooperate with Agent in such preparation.

7.9 Privacy. In connection with the transfer of the Customer List, any designee shall remain bound by and shall comply with the Merchant’s privacy policy (“Privacy Policy”) as currently set forth on Merchant’s licensed website, “delias.com”. Any designee, as successor-in-interest as to the personally identifiable information in the customer file, shall be liable for post-sale violations of the Privacy Policy. Should a designee propose to make any change to the Privacy Policy, such designee shall provide those listed on the Customer List with notice of the change and the opportunity to “opt-out”. Any designee shall be bound by (a) the provisions of this Section 7.9; and (b) the Approval Order. The Approval Order shall provide, among other things, that any designee is the successor in interest to the Customer List; such designee shall be bound by the provisions of the Privacy Policy; such designee shall be responsible for any violation of the Privacy Policy after the date of the transfer; such designee shall provide notice to all customers on the Customer List that their email addresses are being transferred; such designee shall not disclose, sell or transfer customers’ personally identifiable information to any third party in a manner inconsistent with the Privacy Policy; within 30 days of the entry of the Approval Order, the designee shall file a certification with the Bankruptcy Court that the notice described herein has been provided to Merchant’s customers; and nothing in the Approval Order shall prevent or prohibit any designee or subsequent transferee of the Customer Lists from modifying the Privacy Policy in accordance with such Privacy Policy’s terms and conditions.

Section 8.	Conduct of the Sale.

8.1 Rights of Agent and Merchant. Subject to the Interim Approval Order, the Approval Order and the Sale Guidelines, Agent shall be permitted to conduct a “going out of business”, “store closing” or similarly themed sale at the Stores and the Distribution Centers throughout the Sale Term. Agent shall conduct the Sale in the name of and on behalf of Merchant in a commercially reasonable manner and in compliance with the terms of this Agreement and, except as modified by the Approval Order, all governing laws and applicable agreements to which Merchant is a party. Agent shall conduct the Sale in accordance with the Sale Guidelines annexed hereto as Exhibit 8.1 and approved by the Approval Order (as and when applicable), whether by in-store promotion, media advertising, or other promotional materials. Merchant and Lender shall have the right to monitor the Sale and activities attendant thereto and to be present in the Stores during the hours when the Stores are open for business, so long as Merchant’s and/or Lender’s presence does not unreasonably disrupt the conduct of the Sale. Merchant and Lender shall also have a right of access to the Stores at any time in the event of an emergency situation and shall promptly notify Agent of such emergency. In addition to any other rights granted to Agent hereunder, in conducting the Sale, Agent, in the exercise of its sole discretion, shall have the following rights, limited by the Sale Guidelines:

(a) except as otherwise provided in the Approval Order (as and when applicable), to establish Stores’ hours, which are consistent with the terms of applicable leases, mortgages, or other occupancy agreements and local laws or regulations, including, without limitation, Sunday closing laws; provided, however, to the extent that Agent extends the hours of operation at one or more of the Stores beyond the hours historically operated by Merchant, which results in additional utilities charges and increased Occupancy Expenses in excess of the average utilities charges and Occupancy Expenses for such Stores over the twelve (12) months preceding the Sale Commencement Date, Agent shall reimburse Merchant the amounts, if any, of such additional costs and such additional costs shall constitute Expenses;

(b) to use without charge during the Sale Term (except where otherwise designated as an Expense pursuant to Section 4.1 hereof), (i) all furniture, fixtures and equipment, (ii) bank accounts, (iii) Store-level and/or Distribution Center-level (and to the extent available, corporate) computer hardware and software, (iv) customer lists, mailing lists, email lists, and web and social networking sites utilized by Merchant in connection with its business (but solely in connection with the Sale and pursuant to such reasonable restrictions requested by Merchant in order for Merchant to comply with its privacy policy and applicable laws governing the use and dissemination of confidential consumer personal data), (v) existing supplies located at the Stores and/or Distribution Centers, (vi) intangible assets (including Merchant’s names, logos, and tax identification numbers), (vii) Stores’ and/or Distribution Center keys, case keys, security codes, and safe and lock combinations required to gain access to and operate the Stores and the Distribution Centers, and (viii) any other assets of Merchant located at the Stores and/or Distribution Centers (whether owned, leased, or licensed) consistent with applicable terms of leases or licenses. Agent shall exercise due care and return to Merchant immediately at the end of the Sale all materials and supplies except materials or supplies expended;

(c) subject to Agent’s payment (if applicable) in accordance with Sections 4.1(s) and (v) above in respect of Central Services and Distribution Center Services, Merchant agrees and covenants that it shall be responsible for performing and providing to Agent such Central Services necessary or incident to the conduct of the Sale, including, but not limited to, use of Merchant’s central office facilities, central administrative services, and personnel to process payroll, perform MIS, and provide other central office services necessary for the Sale to the extent that such services are normally provided by Merchant in house; provided, however, that, in the event Agent expressly requests Merchant to provide services other than those normally provided to the Stores and/or Distribution Centers and relating to the sale of Merchandise by Merchant in the ordinary course of business and as expressly contemplated by this Agreement, Agent shall be responsible to reimburse Merchant for the actual incremental cost of such services incurred by Merchant as an Expense of the Sale hereunder;

(d) to establish Sale prices and implement advertising, signage (including exterior banners and signs and sign walkers), and promotional programs consistent with the sale theme described herein, and as otherwise provided in the Approval Order (as and when applicable and the Sale Guidelines (including, without limitation, by means of media advertising, A-frame, interior and exterior banners, use of sign walkers and similar signage).

(e) once the Inventory Taking is complete at both the transferring Store and the receiving Store, to transfer Merchandise between and among the Stores;

(f) to transfer Merchandise between and among the Distribution Centers and the Stores; provided, however Merchant and Agent shall mutually agree upon a methodology for tracking the shipments and receipts of Distribution Center Merchandise and In-Transit Merchandise in the Stores

(g) to supplement the Merchandise at the Stores with Additional Agent Merchandise in accordance with Section 8.9 hereof;

(h) to sell the Direct Business Merchandise through the Direct Business Platform and/or sell the Direct Business Merchandise from the Stores; and

(i) to conduct the Sale in accordance with the sale guidelines attached hereto as Exhibit 8.1 (the “Sale Guidelines”).

8.2 Terms of Sales to Customers. Subject to Agent’s compliance with applicable law (as determined with reference to the Approval Order, as and when applicable), all sales of Merchandise will be “final sales” and “as is” and all advertisements and sales receipts will reflect the same. Agent shall not warrant the Merchandise in any manner, but will, to the extent legally permissible, pass on all manufacturers’ warranties to customers. All sales will be made only for cash or nationally recognized credit and debit cards. Agent shall accept and honor coupons during the Sale Term, if any, as well as groupons and Merchant’s employee discount terms as are in effect immediately prior to the commencement of the Sale Term. Merchant shall reimburse Agent in cash for all amounts related to coupons, as well as groupons and Merchant’s employee discount terms, during each weekly sale reconciliation provided for in Section 8.7; provided that, Merchant shall only be obligated to reimburse Agent for Merchant’s coupons, as well as groupons and Merchant’s employee discount terms, honored by Agent during the first thirty (30) days of the Sale. Agent shall clearly mark all receipts for the Merchandise sold at the Stores during the Sale Term, so as to distinguish such Merchandise from the merchandise sold prior to the Sale Commencement Date. Agent may elect, in Agent’s sole discretion, to accept returns of Merchandise or Additional Agent Merchandise sold using the Direct Business Platform during the Sale Term according to return policies established by Agent (in which case Agent shall be responsible for the costs and expenses associated with such returns of Merchandise and Additional Agent Merchandise sold using Merchant’s e-commerce business platform during the Sale Term as an Expense).

8.3 Sales Taxes. (a) During the Sale Term, all sales, excise, gross receipts, and other taxes attributable to sales of Merchandise, Additional Agent Merchandise, Merchant Consignment Goods, and/or Owned FF&E as indicated on Merchant’s point of sale equipment (other than taxes on income, but specifically including, without limitation, gross receipts taxes) payable to any taxing authority having jurisdiction (collectively, “Sales Taxes”) shall be added to the sales price of Merchandise, Additional Agent Merchandise, Merchant Consignment Goods, and/or Owned FF&E and collected by Agent in trust for Merchant at time of sale and paid over to Merchant. All Sales Taxes shall be deposited into a segregated account designated by Merchant and Agent solely for the deposit of such Sales Taxes (the “Sales Taxes Account”). If Agent does not timely remit Sales Taxes to Merchant, Merchant shall be permitted to immediately draw on the Letter of Credit in the full amount of Sales Taxes collected by Agent in the preceding week. Provided that Agent has collected all Sales Taxes during the Sale and remitted the proceeds thereof to Merchant, Merchant shall promptly pay all Sales Taxes and file all applicable reports and documents required by the applicable taxing authorities. Notwithstanding anything to the contrary herein, Agent shall reimburse Merchant for any additional Sales Taxes, interest, fines, penalties, and similar amounts payable to any taxing authority as the result of a Sales Tax audit conducted by or on behalf of such authority which discloses that the Sales Taxes collected by Agent and paid over to Merchant for any period during the Sale Term were less than those mandated by applicable law for the sale of Merchandise, Additional Agent Merchandise, Merchant Consignment Goods, and/or Owned FF&E, if any, that is sold by Agent under this Agreement (any such additional Sales Taxes and other amounts are collectively referred to herein as “Additional Taxes and Penalties”). Merchant will be given access to the computation of gross receipts for verification of all such Sales Tax collections. Agent shall add Sales Tax to the sales price of all Additional Agent Merchandise sold and Agent shall collect Sales Taxes attributable to the sales of Additional Agent Merchandise and deposit such amounts into existing accounts, trust accounts, or other accounts designated by Agent, for remittance by Merchant, on behalf of Agent, to the appropriate taxing authority. If Agent fails to perform its responsibilities in accordance with this Section 8.3, and provided Merchant complies with its obligations in accordance with this Section 8.3, Agent shall indemnify and hold harmless Merchant and its officers, directors, employees, agents and independent contractors (collectively, “Merchant Indemnified Parties”) from and against any and all costs, including, but not limited to, reasonable attorneys’ fees, assessments, fines, or penalties (including but not limited to all Additional Taxes and Penalties) that Merchant sustains or incurs as a result or consequence of the failure by Agent to collect Sales Taxes and remit them to Merchant and/or, to the extent Agent is required hereunder to prepare reports and other documents, the failure by Agent to promptly deliver any and all reports and other documents required to enable Merchant to file any requisite returns with such taxing authorities. Provided that Agent performs its responsibilities in accordance with this Section 8.3, Agent shall have no further obligation to the Merchant, the Lender, any taxing authority, or any other party, and Merchant (and Lender to the extent it has received any funds on account of Sales Taxes) shall indemnify and hold harmless Agent and its officers, directors, employees, agents and Supervisors (collectively, “Agent Indemnified Parties”) from and against all claims, demands, assessments, penalties, losses, liability or damage, including, without limitation, reasonable attorneys’ fees and expenses, directly or indirectly asserted against, resulting from or related to the failure by Merchant to promptly pay such taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with such taxing authorities all reports and other documents required by applicable law to be filed with or delivered to such taxing authorities.

(b) Without limiting the generality of Section 8.3(a) hereof, the Parties agree that because Agent will conduct the Sale solely as agent for Merchant, the various payments that this Agreement contemplates (including the payment by Agent of the Guaranteed Amount) do not represent the sale of tangible personal property and, accordingly, are not subject to Sales Taxes.

8.4 Supplies. Agent shall have the right to use all existing supplies necessary to conduct the Sale (e.g., boxes, bags, and twine, but not gift certificates, rain checks, merchandise credits, or the like) located at the Stores and/or the Distribution Centers and in connection with the Direct Business Platform at no charge to Agent. In the event that additional supplies are required in any of the Stores or the Direct Business Platform, during the Sale Term, the acquisition of such additional supplies shall be the responsibility of Agent as an Expense; provided, however, that if reasonably requested by Agent, Merchant shall assist Agent in obtaining supplies, at Agent’s expense, from Merchant’s vendors at Merchant’s usual and customary costs for such supplies. Merchant does not warrant that Merchant’s existing supplies as of the Sale Commencement Date are adequate for purposes of the Sale.

8.5 Returns of Merchandise. During the first thirty (30) days of the Sale, Agent shall accept returns of Merchandise sold by Merchant prior to the Sale Commencement Date in accordance with Merchant’s return policies in effect at the time of purchase (to the extent presented in accordance with the foregoing terms, each such item being defined herein as “Returned Merchandise”). Merchant shall reimburse Agent in cash or credit against the following week’s payment for the amount of any store credit or refund given to any customer in respect of Returned Merchandise. To the extent Returned Merchandise is salable as first quality merchandise, it shall be included in Merchandise and for purposes of the calculation of the Guaranteed Amount and shall be as follows: (i) to the extent that such item of Returned Merchandise is received during the first fourteen (14) days following the Sale Commencement Date, at the Cost Value and Retail Price provided for above applicable to such item; and (ii) to the extent that such item of Returned Merchandise is received during the period between the 15th day following the Sale Commencement Date and the 30th day following the Sale Commencement Date, at a value equal to the product of (x) the applicable Cost Value and Retail Price attributable to such item as provided for above, multiplied by (y) the Prevailing Discount Adjustment applicable to such item. Subject to Merchant’s reimbursement to Agent of the amount of any store credit or refund granted for any such Returned Merchandise, the aggregate Cost Value of the Merchandise and the Guaranteed Amount shall be adjusted accordingly. If the Returned Merchandise is not first quality goods, Merchant and Agent shall negotiate in good faith to determine an appropriate Cost Value applicable to such merchandise for purposes of determining the Cost Value attributable thereto; provided that, in the event Merchant and Agent cannot agree on the Cost Value to be attributed to any particular item(s) of Returned Merchandise, then such item(s) shall be segregated form Merchandise and excluded from the Sale and treated as Excluded Defective Merchandise for all purposes hereunder. Any reimbursements due to Agent as a result of Returned Merchandise shall be accounted for and paid by Merchant immediately following the weekly Sale reconciliation pursuant to Section 8.7(a) hereof. Any increases in payment on account of the Guaranteed Amount as a result of Returned Merchandise shall be paid by Agent as part of the final Sale reconciliation provided for under Section 8.7(b) hereof.

8.6. Gift Cards; Merchandise Credits; Membership Program.

(a) During the period between the Sale Commencement Date and the date that is thirty (30) days after entry of the Approval Order, Agent shall accept Merchant’s gift cards, gift certificates, merchandise credits and other similar Merchant-issued credits, if any. Merchant shall reimburse Agent in cash for gift card, gift certificate, merchandise credit, and other similar Merchant issued credit amounts redeemed during the Sale Term as part of the weekly sale reconciliation provided for in Section 8.7(a).

(b) To the extent Merchant maintains any customer membership or customer loyalty discount programs, said customers may take advantage of discounts afforded customers in connection with Merchant’s customer membership or customer loyalty discount programs (“Membership Program Discounts”) in addition to the then-prevailing Sale discounts being offered by Agent (for example, a “take an additional 10% off Membership Program Discount” may be combined with Agent’s 30% prevailing sale discount, such that the affected customer would receive an effective discount of 37%); provided that, Merchant shall reimburse Agent in cash for the incremental increased discount received as a consequence of the recognition of such Membership Program Discounts (on a weekly basis as part of each weekly reconciliation).

8.7. Sale Reconciliation.

(a) Weekly Reconciliation. On each Wednesday during the Sale Term, commencing on the second Wednesday after the Sale Commencement Date, Agent and Merchant (in consultation with Lender and Committee) shall cooperate to reconcile Expenses, Gross Rings, and such other Sale-related items as either party shall reasonably request, in each case for the prior week or partial week (i.e., Sunday through Saturday), pursuant to procedures agreed upon by Merchant (in consultation with Lender and Committee) and Agent. On a weekly basis, Agent shall also provide Merchant (and a copy to Lender and Committee) with a report (in electronic format acceptable to Merchant) of all sales of Additional Agent Merchandise, which report shall detail by Store, at a minimum, gross and net sales and type of items sold. To ensure accurate sales audit functions, Agent shall use Merchant’s existing point-of-sale system for recording all sales (including any sales of Additional Agent Merchandise) in the Stores.

(b) Final Reconciliation.

(i) Within thirty (30) days after the Sale Termination Date applicable to the last Store in which the Sale is concluded, Agent and Merchant (in consultation with the Lender and Committee) shall jointly prepare a final reconciliation of the Sale including, without limitation, a summary of Proceeds, Sales Taxes, Expenses, and any other accountings required hereunder (the “Final Reconciliation”). Within five (5) days after completion of the Final Reconciliation, any undisputed and unpaid Expenses shall be paid by Agent (the “Final Reconciliation Settlement Date”). In the absence of an order of the Bankruptcy Court to the contrary, no disputed amounts owing hereunder shall be paid until the dispute has been resolved by agreement of the parties or as determined in the manner prescribed in Section 8.7(b)(ii) hereof. During the Sale Term, and until all of Agent’s obligations under this Agreement have been satisfied, Merchant (in consultation with the Lender and Committee) and Agent shall have reasonable access to Merchant’s and Agent’s records with respect to Proceeds, Sales Taxes, Expenses, and other Sale-related items to review and audit such records.

(ii) In the event that there is any dispute with respect to either (x) the determination of the aggregate Cost Value of the Merchandise as reflected in the Final Inventory Report and/or (y) the Final Reconciliation, such dispute shall be promptly (and in no event later than the fifth (5th) business day following a request by either Merchant or Agent) submitted to the Bankruptcy Court for resolution. In the event of a dispute as to (x) or (y) above, Agent shall extend the Letter of Credit in accordance with the provisions of Sections 3.4 or 4.2(b) hereof, as applicable. If Agent has for any reason not so extended the expiration date of the Letter of Credit by the date that is ten (10) business days prior to the applicable expiration date (as may have been extended previously), Merchant and/or Lender shall have the right to make a drawing under the Letter of Credit in an amount or amounts equal to the undisputed amounts Merchant asserts are then owing to Merchant.

8.8 Force Majeure. If any casualty, act of war or terrorism, or act of God prevents the conduct of business in the ordinary course at any Store and/or Distribution Center for a period in excess of ten (10) consecutive days (a “Force Majeure Event”), such Store and/or Distribution Center and the Merchandise located at such Store and/or Distribution Center shall be eliminated from the Sale and considered to be deleted from this Agreement as of the first date of such event, and Agent and Merchant shall have no further rights or obligations hereunder with respect thereto; provided, however, that (i) the proceeds of any insurance attributable to such Merchandise shall constitute Proceeds hereunder, and (ii) the Guaranteed Amount shall be reduced to account for any Merchandise eliminated from the Sale that is not the subject of insurance proceeds or consolidated by Agent into another Store(s) and/or Distribution Center(s) and, to the extent Agent has paid the Guaranteed Amount, Merchant (or Lender, to the extent Lender has received such amount(s)), to the extent such insurance proceeds are actually received, shall reimburse Agent for the amount by which the Guaranteed Amount is so reduced prior to the end of the Sale Term. If a Store and/or Distribution Center is eliminated from the Sale due to a Force Majeure Event, Agent will use its commercially reasonable efforts to transfer therefrom all Merchandise that is not the subject of insurance proceeds and include such Merchandise in the Sale at other Stores and/or Distribution Centers.

8.9 Additional Agent Merchandise

(a) Agent shall be entitled to include in the Sale additional merchandise procured by Agent which is of like kind, and no lesser quality to the Merchandise located in the Stores (“Additional Agent Merchandise”). Agent agrees that Additional Agent Merchandise, if any, shall be procured from either Merchant’s existing vendors (“Existing Vendors”) or third party vendors who are not Existing Vendors (“Third Party Vendors”) that sell merchandise of like kind, and no lesser quality to the Merchandise; provided however that, in the event Agent desires to include Additional Agent Merchandise that is not of like kind and of equal quality to the Merchandise, the inclusion of any such merchandise shall be subject to the mutual agreement of Agent and Merchant. Agent shall be responsible for payment of the costs associated with procuring any Additional Agent Merchandise as an Expense. Agent shall pay for all costs and expenses related to, or incurred in connection with, the marketing and sale of the Additional Agent Merchandise as an Expense of the Sale. Agent further agrees that if it elects to include Additional Agent Merchandise in the Sale, Agent shall be authorized to utilize the Distribution Centers for the receipt, processing, handling and distribution of such Additional Agent Merchandise as part of the Sale.

(b) The Additional Agent Merchandise shall be at all times subject to the control of Agent, and Merchant and Lender shall cooperate with Agent with respect to all filings (including, without limitation, UCC-1 financing statements) and other actions to the extent reasonably requested by Agent in connection with the Additional Agent Merchandise. If requested by Agent, Merchant shall, at Agent’s expense as an Expense, insure the Additional Agent Merchandise and, if required, promptly file any proofs of loss with regard to same with Merchant’s insurers.

(c) Any transactions relating to the Additional Agent Merchandise are, and shall be construed as, a true consignment from Agent to Merchant. Merchant acknowledges, and the Approval Order (as and when applicable) shall provide, that the Additional Agent Merchandise shall be consigned to Merchant as a true consignment under Article 9 of the Uniform Commercial Code in effect in the State of Utah (the “UCC”). Agent is hereby granted a first priority security interest in (i) the Additional Agent Merchandise and (ii) the Additional Agent Merchandise proceeds, which security interest Agent shall be authorized to perfect prior to entry of the Approval Order, but which security interest shall, if not sooner perfected, be deemed perfected pursuant to the Approval Order (as and when applicable) without the requirement of filing UCC financing statements or providing notifications to any prior secured parties (provided that Agent is hereby authorized to deliver any notices and file any financing statements and amendments thereof under the applicable UCC identifying Agent’s interest in the Additional Agent Merchandise (and any proceeds from the sale thereof) as consigned goods thereunder and the Merchant as the consignee therefor, and Agent’s security interest in such Additional Agent Merchandise and Additional Agent Merchandise proceeds).

(d) Lender hereby consents to the inclusion of the proceeds from the Sale of Additional Agent Merchandise as “Proceeds” hereunder.

(e) In order to distinguish the Additional Agent Merchandise from the Merchandise located in the Stores, Agent shall affix distinctive tags and/or other identifying markings on all items of Additional Agent Merchandise, which shall enable Merchant and Agent to distinguish sales of the Additional Agent Merchandise from sales of the Merchandise. Additionally, Agent shall provide signage in the Stores and the Direct Business Platform notifying customers that the Additional Agent Merchandise has been included in the Sale.

8.10 Direct Business Platform. Agent shall have the right to conduct the Sale using Merchant’s e-commerce based direct business platform (the “Direct Business Platform”) In addition to, and without limiting, any other provision of this Agreement, Merchant hereby grants Agent a royalty-free sub-license (exclusive during the Sale Term) to use Merchant’s Direct Business Platform and related platform (“Direct Business Platform”) to fulfill customer orders for purchases/sales of Merchandise and Additional Agent Merchandise (in Agent’s capacity as Agent hereunder). All proceeds of such sales shall constitute Proceeds under this Agreement. Merchant shall provide Agent with all customary operations, systems, and services associated with the performance, operation and functionality of the Direct Business Platform and the fulfillment of sales therefrom; provided, however, that Agent shall reimburse Merchant, as an Expense, the amounts contemplated by Sections 4.1(u), (v), and (w). Merchant and Agent shall mutually agree on the date and procedures required to complete the Inventory Taking at the affected Distribution Center(s).

Section 9.	Employee Matters.

9.1 Merchant’s Employees. Subject to the applicable provisions of the Approval Order (as and when applicable) and any other provisions in this Agreement relating to employees, Agent may use Merchant’s Store and Distribution Center employees in the conduct of the Sale to the extent Agent deems expedient, and Agent may select and, with Merchant, schedule the number and type of Merchant’s employees required for the Sale. Agent shall identify any such Store employees to be used in connection with the Sale (each such employee, a “Retained Employee”) prior to the Sale Commencement Date. Retained Employees shall at all times remain employees of Merchant, and shall not be considered or deemed to be employees of Agent. Merchant and Agent agree that except to the extent that wages, payroll taxes, benefits, and other costs relating to the employment of Retained Employees constitute Expenses hereunder and except as otherwise expressly provided in this Agreement, nothing contained in this Agreement and none of Agent’s actions taken in respect of the Sale shall be deemed to constitute an assumption by Agent of any of Merchant’s obligations relating to any of Merchant’s employees including, without limitation, Excluded Benefits, Worker Adjustment Retraining Notification Act (“WARN Act”) claims, and other termination-type claims and obligations, or any other amounts required to be paid by statute or law (except to the extent such items are amounts for which Merchant is entitled to indemnification pursuant hereto), nor shall Agent become liable under any collective bargaining or employment agreement or be deemed a joint or successor employer with respect to such employees. Merchant shall not, without Agent’s prior written consent, raise the salary or wages or increase the benefits for, or pay any bonuses or make any other extraordinary payments to, any of the Retained Employees, except as otherwise provided in this Agreement.

9.2 Termination of Employees by Merchant. Agent may in its discretion stop using any Retained Employee at any time during the Sale. In the event Agent determines to discontinue its use of any Retained Employee in connection with the conduct of the Sale, Agent will provide written notice to Merchant at least seven (7) days prior thereto, except for termination “for cause” (such as dishonesty, fraud, or breach of employee duties), in which case the seven (7) day notice period shall not apply; provided, however, that Agent shall immediately notify Merchant of the basis for such “cause”. During the Sale Term, Merchant shall not transfer or dismiss employees of the Stores except “for cause” without Agent’s prior consent (which consent shall not be unreasonably withheld). Notwithstanding any other provision hereof, Agent will indemnify Merchant with respect to any claims by Retained Employees arising from Agent’s treatment of such Retained Employees.

9.3 Payroll Matters. Subject to Section 4.1 hereof, during the Sale Term Merchant shall process the payroll for all Retained Employees and any former employees and temporary labor engaged for the Sale. Each Wednesday prior to the date on which such payroll is payable (or such other date as may be reasonably requested by Merchant to permit the funding of the payroll accounts before such payroll is due and payable) during the Sale Term, Agent shall transfer to Merchant’s payroll accounts an amount equal to the base payroll for Retained Employees plus related payroll taxes, workers’ compensation and benefits for such week, in the amount equal to the Benefits Cap.

9.4 Employee Retention Bonuses. Agent shall pay, as an Expense hereunder, retention bonuses (“Retention Bonuses”) (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) up to a maximum of approximately ten percent (10%) of base payroll, to certain Retained Employees who do not voluntarily leave employment and are not terminated “for cause”, as Agent shall determine in its sole discretion. The amount of such Retention Bonuses, which will be payable within thirty (30) days after the Sale Termination Date, shall be in an amount to be determined by Agent, in its discretion, and shall be processed through Merchant’s payroll system. Agent shall provide Merchant with a copy of Agent’s Retention Bonus plan within two (2) business days after the Sale Commencement Date. Agent shall not utilize the Retention Bonus as a mechanism to encourage Retained Employees to act contrary to Merchant’s best interests.

Section 10.	Conditions Precedent.

10.1 Conditions to Agent’s Obligations. The willingness of Agent to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Agent:

(a) All representations and warranties of Merchant hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date;

(b) No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement (including, without limitation, the Sale);

(c) The Lender shall have executed this Agreement in the space provided therefor; and

(d) Notwithstanding anything in this Agreement or any Agency Document to the contrary, the enforceability of this Agreement is subject in all respects to Agent’s express written approval and acceptance of any Exhibit or Agency Document not fully executed by the parties and attached hereto.

10.2 Conditions to Merchant’s Obligations. The willingness of Merchant to enter into the transactions contemplated under this Agreement is directly conditioned upon the satisfaction of the following conditions at the time or during the time periods indicated, unless specifically waived in writing by Merchant:

(a) All representations and warranties of Agent hereunder shall be true and correct in all material respects and no Event of Default shall have occurred at and as of the date hereof and as of the Sale Commencement Date; and

(b) Notwithstanding anything in this Agreement or any Agency Document to the contrary, the enforceability of this Agreement is subject in all respects to Merchant’s express written approval and acceptance of any Exhibit or Agency Document not fully executed by the parties and attached hereto.

Section 11.	Representations, Warranties and Covenants.

11.1 Merchant’s Representations, Warranties, and Covenants. Merchant hereby represents, warrants, and covenants in favor of Agent as follows:

(a) Merchant (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as presently conducted; and (iii) is, and during the Sale Term will continue to be, duly authorized and qualified to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification, including all jurisdictions in which each Distribution Center and each Store is/are located, except, in each case, to the extent that the failure to be in good standing or so qualified could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder.

(b) Merchant has the right, power, and authority to execute and deliver this Agreement and each other document and agreement contemplated hereby (collectively, together with this Agreement, the “Agency Documents”) and to perform fully its obligations hereunder. Merchant has taken and, in the event of a bankruptcy filing shall take, all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval on the part of Merchant is required for Merchant to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by Merchant and constitutes the legal, valid, and binding obligation of Merchant, enforceable in accordance with its terms. Except as provided in this Agreement, no court order or decree of any federal, state, local, or provincial governmental authority or regulatory body is in effect that would prevent or materially impair, or is required for Merchant’s consummation of, the transactions contemplated by this Agreement, and no consent of any third party that has not been obtained is required therefor, other than as shall be obtained prior to the Sale Commencement Date, except for any such consent the failure of which to be obtained could not reasonably be expected to have a material adverse effect on the ability of Merchant to execute and deliver this Agreement and perform fully its obligations hereunder. Other than for any consent as shall be obtained prior to the Sale Commencement Date, and any contracts or agreements identified by Merchant to Agent on or prior to the Sale Commencement Date, no contract or other agreement to which Merchant is a party or by which Merchant is otherwise bound will prevent or materially impair the consummation of the Sale and the other transactions contemplated by this Agreement.

(c) As of the date of this Agreement, Merchant has continued normal replenishment of Merchandise and supplies in and to the Stores.

(d) Merchant (i) except as set forth on Exhibit 11.1(d), owns and will own at all times during the Sale Term, good and marketable title to all of the Merchandise free and clear of all liens, claims, and encumbrances of any nature; provided that, the liens identified in Exhibit 11.1(d) shall attach to the Guaranteed Amount, and such other amounts due Merchant hereunder in the same extent and priority that such liens had in the Merchandise and Owned FF&E; and (ii) Merchant shall not create, incur, assume, or suffer to exist any security interest, lien, or other charge or encumbrance upon or with respect to any of the Merchandise or the Proceeds, in each case, except for such pre-existing liens and security interests as shall have been disclosed by Merchant to Agent and identified in Exhibit 11.1(d) hereof, which liens and security interests shall attach only to the Guaranteed Amount Expenses and any other amounts payable to Merchant hereunder.

(e) Merchant has maintained its pricing files, including without limitation, the Cost File, at and in respect of all Stores and in respect of the Direct Business Platform in the ordinary course of business, and prices charged to the public for goods (whether in-store, by advertisement, online, or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein (without consideration of any point of sale markdowns, advertised sales, and other customary in-store, online, promotional or clearance activities). Each pricing file, including (without limitation) the Cost File, does not include or reflect Excluded Pricing Adjustments. With regard to pricing files attributable to the Direct Business Merchandise, all such files were updated on or about November 29, 2014 to reflect the current selling price for such items of Merchandise.

(f) Merchant shall ticket or mark all items of inventory received at the Stores prior to the Sale Commencement Date in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant’s past practices and policies relative to pricing and marking inventory.

(g) To the best of Merchant’s knowledge, all Merchandise is in material compliance with all applicable federal, state, and local product safety laws, rules, and standards. Merchant shall provide Agent with its historic policies and practices, if any, regarding product recalls prior to the Sale Commencement Date.

(h) Agent shall have the right during the Sale Term to the unencumbered use and occupancy of, and peaceful and quiet possession of, the Stores and the Distribution Centers, the assets currently located at the Closing Locations, and the utilities and other services provided at the Closing Locations. Merchant shall, throughout the Sale Term, maintain in good working order, condition and repair all cash registers, heating systems, air conditioning systems, elevators, escalators and all other mechanical devices necessary or appropriate for the conduct of the Sale at the Stores. Except as otherwise restricted by the Bankruptcy Code or as provided herein and absent a bona fide dispute, throughout the Sale Term Merchant shall remain current on all expenses and payables necessary for the conduct of the Sale.

(i) Merchant has paid and shall continue to pay until entry of an order for relief under the Bankruptcy Code, and, subject to the Approval Order, Merchant shall continue to pay throughout the Sale Term, all self-insured or Merchant-funded employee benefit programs for Stores’ employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

(j) Supplies have not been, since November 1, 2014, and shall not be, prior to the Sale Commencement Date, transferred by Merchant to or from the Stores so as to alter the mix or quantity of supplies at the Stores from that existing on such date, other than in the ordinary course of business.

(k) Since November 1, 2014, Merchant (i) has not (and shall not, up to the Sale Commencement Date) marked up or raised the price of any items of Merchandise, (ii) has not reduced has the price of any items of Merchandise, (iii) has sold inventory during such period at customary prices consistent with the ordinary course of business, and has not promoted or advertised any sales or in-store promotions (including POS promotions) to the public other than as described on Exhibit 11.1(k) (in all cases whether or not consistent with Merchant’s ordinary course of business consistent with historic periods), and (iv) has not removed or altered any tickets or any indicia of clearance merchandise or POS promotion, except in the ordinary course of business.

(l) Except for (i) the Bankruptcy Case and (ii) the matters set forth on Exhibit 11.1(l), no action, arbitration, suit, notice, or legal, administrative, or other proceeding before any court or governmental body has been instituted by or against Merchant, or has been settled or resolved, or to Merchant’s knowledge, is threatened against or affects Merchant, relative to Merchant’s business or properties, or which questions the validity of this Agreement, or that if adversely determined, would adversely affect the conduct of the Sale.

(m) Merchant is not a party to any collective bargaining agreements with its employees. No labor unions represent Merchant’s employees at the Distribution Centers or at any Store. There are currently no strikes, work stoppages, or other labor disturbances affecting the any Distribution Center or any Store, or Merchant’s central office facilities.

(n) Since November 1, 2014, Merchant has not taken, and shall not throughout the Sale Term take, any actions with the intent of increasing the Expenses of the Sale, including without limitation increasing salaries or other amounts payable to employees; except to the extent an employee was due an annual raise in the ordinary course.

(o) Since November 1, 2014, Merchant has operated, and, except as otherwise restricted by the Bankruptcy Code or as provided herein (including as described in Section 11.1(c)), through the Sale Commencement Date, Merchant covenants to continue to operate, the Stores in all material respects in the ordinary course of business including without limitation by: (i) selling inventory during such period at customary prices consistent with the ordinary course of business and not promoting or advertising any sales or in-store promotions (including POS promotions) to the public other than as described on Exhibit 11.1(o) (in all cases whether or not consistent with Merchant’s ordinary course of business consistent with historic periods); (ii) not returning inventory to vendors and not transferring inventory or supplies out of or to the Stores; or (iii) except as may occur in the ordinary course of business, not making any management personnel moves or changes at the Stores; and (iv) not making any management personnel moves or changes that would have a material adverse effect on the operation of the Direct Business Platform.

(p) To Merchant’s knowledge, formed after reasonable inquiry, all documents, information and supplements provided by Merchant to Agent in connection with Agent’s due diligence and the negotiation of this Agreement were true and accurate in all material respects at the time provided.

(q) Except as identified on Exhibit 11.1(q), no Store lease or similar occupancy agreement has expired, nor shall expire at any time until the conclusion of the Sale Term in such Store (by its terms or otherwise).

(r) [Intentionally Omitted]

(s) Merchant has not since November 1, 2014 knowingly shipped any Excluded Defective Merchandise from the Distribution Centers to the Stores. Merchant will not ship any Excluded Defective Merchandise from the date of this Agreement from the Distribution Centers to the Stores.

(t) Merchant (i) at the Sale Commencement Date will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) to consummate the transactions contemplated by this Agreement and the other Agency Documents, (ii) at the Sale Commencement Date will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the other Agency Documents, and (iii) at the Sale Commencement Date, will not have incurred any obligation, commitment, restriction or liability of any kind which would impair or adversely affect such funds, resources and capabilities.

(u) Merchant shall not, prior to the Sale Termination Date, offer any promotions or discounts at the Stores or through the Direct Business Platform except as detailed on Exhibit 11.1(u).

11.2 Agent’s Representations, Warranties and Covenants. Agent hereby represents, warrants, and covenants in favor of Merchant as follows:

(a) Each entity composing Agent (i) is a limited liability company duly and validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority to carry on its business as presently conducted and to consummate the transactions contemplated hereby; and (iii) is and during the Sale Term will continue to be duly authorized and qualified as a foreign company to do business and in good standing in each jurisdiction where the nature of its business or properties requires such qualification.

(b) Agent has the right, power, and authority to execute and deliver each of the Agency Documents to which it is a party and to perform fully its obligations thereunder. Agent has taken all necessary actions required to authorize the execution, delivery, and performance of the Agency Documents, and no further consent or approval is required on the part of Agent for

Agent to enter into and deliver the Agency Documents, to perform its obligations thereunder, and to consummate the Sale. Each of the Agency Documents has been duly executed and delivered by Agent and constitutes the legal, valid, and binding obligation of Agent enforceable in accordance with its terms. No court order or decree of any federal, provincial, state, or local governmental authority or regulatory body is in effect that would prevent or impair or is required for Agent’s consummation of the transactions contemplated by this Agreement, and no consent of any third party which has not been obtained is required therefor other than as provided herein. No contract or other agreement to which Agent is a party or by which Agent is otherwise bound will prevent or impair the consummation of the transactions contemplated by this Agreement.

(c) No action, arbitration, suit, notice, or legal, administrative, or other proceeding before any court or governmental body has been instituted by or against Agent, or has been settled or resolved, or to Agent’s knowledge, has been threatened against or affects Agent, which questions the validity of this Agreement or any action taken or to be taken by Agent in connection with this Agreement, or which if adversely determined, would have a material adverse effect upon Agent’s ability to perform its obligations under this Agreement.

Section 12.	Insurance.

12.1 Merchant’s Liability Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, all of its liability insurance policies including, but not limited to, products liability, comprehensive public liability, auto liability, and umbrella liability insurance, covering injuries to persons and property in, or in connection with Merchant’s operation of the Stores, and shall use best efforts to cause Agent to be named an additional insured with respect to all such policies. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof and naming Agent as an additional named insured, in form reasonably satisfactory to Agent. All such policies shall require at least thirty (30) days’ prior notice to Agent of cancellation, non-renewal, or material change. In the event of a claim under any such policies, (a) Merchant shall be responsible for the payment of all deductibles, retentions, or self-insured amounts to the extent such claim arises from or relates to the alleged acts or omissions of Merchant or its employees (other than Retained Employees), agents (other than Agent’s employees), or independent contractors (other than Agent and Supervisors hired by Agent in conjunction with the Sale) and (b) Agent shall be responsible for the payment of all deductibles, retentions, or self-insured amounts (which amounts shall constitute Expenses) to the extent such claim arises from or relates to the alleged acts or omissions of Agent or its employees, agents, or independent contractors, including Retained Employees.

12.2 Merchant’s Casualty Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, fire, flood, theft, and extended coverage casualty insurance covering the Merchandise in a total amount equal to no less than the Cost Value thereof, which coverage shall be reduced from time to time to take into account the sale of Merchandise. In the event of a loss to the Merchandise on or after the date of this Agreement, the proceeds of such insurance attributable to the Merchandise and/or Additional Agent Merchandise (net of any deductible) shall constitute Proceeds. Prior to the Sale Commencement Date, Merchant shall deliver to Agent certificates evidencing such insurance setting forth the duration thereof, in form and substance reasonably satisfactory to Agent. All such policies shall require at least thirty

(30) days’ prior notice to Agent of cancellation, non-renewal, or material change. Merchant shall not make any change in the amount of any deductibles or self-insurance amounts prior to the Sale Termination Date (as may be extended from time to time as set forth herein) without Agent’s prior written consent.

12.3 Worker’s Compensation Insurance. Merchant shall continue until the Sale Termination Date, in such amounts as it currently has in effect, worker’s compensation insurance (including employer liability insurance) covering all Retained Employees in compliance with all statutory requirements. Prior to the Sale Commencement Date, Merchant shall deliver to Agent a certificate of its insurance broker or carrier evidencing such insurance.

12.4 Agent’s Insurance. As an Expense of the Sale, Agent shall maintain throughout the Sale Term, in such amounts as it currently has in effect, comprehensive public liability and automobile liability insurance policies covering injuries to persons and property in or in connection with Agent’s agency at the Stores, and shall cause Merchant to be named an additional insured with respect to such policies. Prior to the Sale Commencement Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof and naming Merchant as an additional insured, in form and substance reasonably satisfactory to Merchant. In the event of a claim under such policies, Agent shall be responsible for the payment of all deductibles, retentions, or self-insured amounts thereunder, to the extent such claim arises from or relates to the alleged acts or omissions of Agent or Agent’s employees, agents or Supervisors.

12.5 Risk of Loss. Without limiting any other provision of this Agreement, Merchant acknowledges that Agent is conducting the Sale on behalf of Merchant solely in the capacity of an agent, and that in such capacity (i) Agent shall not be deemed to be in possession or control of the Stores or the assets located therein or associated therewith, or of Merchant’s employees located at the Stores, and (ii) except as expressly provided in this Agreement, Agent does not assume any of Merchant’s obligations or liabilities with respect to any of the foregoing. Agent shall not be deemed to be a successor employer. Merchant and Agent agree that, subject to the terms of this Agreement, Agent shall bear all responsibility for liability claims of customers, employees, and other persons arising from events occurring at the Stores during and after the Sale Term (an “Agent Claim”). In the event of any liability claim other than an Agent Claim, Merchant shall administer such claim and shall present such claim to Merchant’s liability insurance carrier in accordance with Merchant’s policies and procedures existing immediately prior to the Sale Commencement Date, and shall provide a copy of the initial documentation relating to such claim to Agent at the address listed in this Agreement. To the extent that Merchant and Agent agree that a claim constitutes an Agent Claim, Agent shall administer such claim and shall present such claim to its liability insurance carrier, and shall provide copies of the initial documentation relating to such claim to Merchant. In the event that Merchant and Agent cannot agree whether a claim constitutes an Agent Claim, each party shall present the claim to its own liability insurance carrier, and a copy of the initial claim documentation shall be delivered to the other party to the address designated for delivery of notices hereunder.

Section 13.	Indemnification.

13.1 Merchant Indemnification. Merchant shall indemnify and hold Agent and each Agent Indemnified Party harmless from and against all claims, demands, penalties, losses, liability, or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against Agent resulting from or related to:

(a) Merchant’s material breach of or failure to comply with any of its agreements, covenants, representations or warranties contained in any Agency Document;

(b) any failure of Merchant to pay to its employees any wages, salaries, or benefits due to such employees during the Sale Term or other claims asserted against Agent by Merchant’s employees resulting from Merchant’s (and not Agent’s) treatment of its employees;

(c) subject to Agent’s compliance with its obligations under Section 8.3 hereof, any failure by Merchant to pay any Sales Taxes to the proper taxing authorities or to properly file with any taxing authorities any reports or documents required by applicable law to be filed in respect thereof;

(d) any consumer warranty or products liability claims relating to Merchandise and/or Additional Agent Merchandise;

(e) any liability or other claims asserted by customers, any of Merchant’s employees, or any other person against any Agent Indemnified Party (including, without limitation, claims by employees arising under collective bargaining agreements, worker’s compensation or under the WARN Act);

(f) any harassment or any other unlawful, tortious, or otherwise actionable treatment of any customers, employees or agents of Agent by Merchant or any of its representatives; and

(g) the gross negligence or willful misconduct of Merchant or any of its officers, directors, employees, agents (other than Agent), or representatives.

The indemnification obligations set forth in this Section 13.1 shall be in addition to (and shall not limit) any other indemnification obligations of Merchant set forth in this Agreement, including without limitation those set forth in Section 8.3(a).

13.2 Agent Indemnification. Agent shall jointly and severally indemnify and hold harmless Merchant and the Merchant Indemnified Parties from and against all claims, demands, penalties, losses, liability, or damage, including, without limitation, reasonable attorneys’ fees and expenses, asserted directly or indirectly against Merchant resulting from or related to (including acts or omissions of persons or entities affiliated with or acting on behalf of Agent):

(a) Agent’s material breach of or failure to comply with any Safety Laws or any of its agreements, covenants, representations, or warranties contained in any Agency Document;

(b) any harassment, discrimination, or violation of any laws or regulations or any other unlawful, tortious, or otherwise actionable treatment of any employees or agents of Merchant by Agent or any of its employees, agents, independent contractors, Supervisors, or other officers, directors, or representatives of Agent;

(c) any claims by any party engaged by Agent as an employee or independent contractor arising out of such engagement;

(d) any Agent Claims;

(e) any Additional Taxes and Penalties arising out of Agent’s failure to collect and/or remit to Merchant correct amounts of Sales Taxes (including any such failure resulting from Agent’s use of any system other than Merchant’s point of sale system to compute Sales Taxes relating to the Sale);

(h) the gross negligence, willful misconduct, or fraud of Agent or any of its officers, directors, employees, agents, or representatives; and

(i) any consumer warranty or products liability claims arising out of or related to the sale of Additional Agent Merchandise.

The indemnification obligations set forth in this Section 13.2 shall be in addition to (and shall not limit) any other indemnification obligations of Agent set forth in this Agreement, including without limitation those set forth in Section 8.3(a).

Section 14.	Defaults.

The following shall constitute “Events of Default” hereunder:

(a) Merchant’s or Agent’s failure to perform any of their respective material obligations hereunder, which failure shall continue uncured seven (7) days after receipt of written notice thereof to the defaulting party; or

(b) Any representation or warranty made by Merchant or Agent proves untrue in any material respect as of the date made or at any time and throughout the Sale Term;

(c) The Approval Order is not entered by the Bankruptcy Court by December 24, 2014;

(d) The filing of a motion by any party to covert or the conversion of the Merchant’s bankruptcy case to a case under another chapter of the Bankruptcy Code (other than chapter 11) or the filing of a motion by any party to appoint or the appointment of a chapter 11 trustee; or

(e) Subject to Section 8.8 hereof, the Sale is terminated or materially interrupted or impaired at any Store or the Direct Business Platform or the Distribution Centers for any reason other than (i) an Event of Default by Agent or (ii) any other material breach or action by Agent not authorized hereunder; or

(f) Once executed by Merchant, Agent, and Lender, Merchant or Lender consider competing bids or Merchant or Lender hereby continue, begin, or initiate communications with any third party who expressed or who may express an interest in selling (including in capacity as an agent), acquiring, or disposing of Merchant’s assets that are the subject of this Agreement.

In the event of an Event of Default, the non-defaulting party (in the case of (a) or (b) above, or the Agent in the case of (c), (d), (e) or (f) above) may, in its discretion, elect to terminate this Agreement upon seven (7) business days’ written notice to the other party and pursue any and all rights and remedies and damages resulting from such default hereunder in the event such cure is not effected by the defaulting party.

Section 15.	Fixtures.

(a) In partial consideration, and as a material component of the payment of the Guaranteed Amount, with respect to any furniture, fixtures and equipment (including, but not limited to (i) machinery, rolling stock, office equipment, computers, servers, and hardware used or utilized in connection with or associated with the Direct Business Platform, and personal property owned by Merchant and located at the Stores or Merchant’s corporate offices and, solely with respect to computers, servers, and hardware used or utilized in connection with or associated with the Direct Business Platform, at the Distribution Centers; and (ii) such other items in the file entitled “FF&E Assets” provided by Merchant to Agent (exclusive in all instances of Owned DC FF&E referenced in such file (collectively, the “Owned FF&E”), Agent shall have the sole and exclusive right to sell the Owned FF&E for Agent’s sole and exclusive benefit and at Agent’s sole cost and expense (other than rent and other occupancy expenses associated with the corporate office, which amounts shall be paid by Merchant); provided, further, that, in that regard, Agent shall be entitled to retain all proceeds (which for the avoidance of doubt shall not constitute Proceeds or Asset Proceeds) from the sale or other disposition of the Owned FF&E, and Agent shall be responsible for the payment of all costs and expenses associated with the sale or other disposition of the Owned FF&E (other than rent and other occupancy expenses associated with the corporate office, which amounts shall be paid by Merchant). In addition, with respect to furniture, fixtures and equipment (including, but not limited to, machinery, rolling stock, office equipment, conveyors, racking, and personal property (other than computers, servers, and hardware used or utilized in connection with or associated with the Direct Business Platform) owned by Merchant and located at the Distribution Centers (collectively without the computers, servers, and hardware used or utilized in connection with or associated with the Direct Business Platform, the “Owned DC FF&E”)), if Merchant requests and at Merchant’s election (in consultation with the Lender and the Committee) (the “DC FF&E Sale Option”), Agent shall either (i) sell the Owned DC FF&E strictly on a commission basis (the “DC FF&E Commission Option”), or (ii) sell the Owned DC FF&E on a guaranteed fee basis (the “DC FF&E Guaranty Option”); provided that, the DC FF&E Guaranty Option shall be subject to the Merchant (in consultation with the Lender and the Committee) and Agent agreeing on a mutually acceptable Owned DC FF&E/asset listing and DC FF&E Guaranty Amount (as defined below). Merchant (in consultation with the Lender and the Committee) shall exercise the aforementioned Owned FF&E Sale Option by written notice to Agent. In the event Merchant elects the DC FF&E Commission Option, Agent shall be entitled to receive a commission equal to twenty percent (20%) of the gross proceeds from the sale of such Owned DC FF&E (“Agent’s DC FF&E Commission”); provided, however, in such case Merchant shall be responsible for payment of expenses incurred in connection with the disposition of the Owned DC FF&E (“DC FF&E Disposition Expenses”) in accordance with a budget to be mutually agreed upon between Merchant (in consultation with the Lender and the Committee) and Agent (“DC FF&E Disposition Budget”), and all proceeds realized from the disposition of the Owned DC FF&E, after deduction of applicable sales taxes, Agent’s DC FF&E Commission, and the DC FF&E Disposition Expenses (collectively, the “Net DC FF&E Proceeds”), shall be paid to Lender, as Merchant’s designee to the extent that the Lender has not been paid in full. In the event Merchant (in consultation with the Committee) elects the DC FF&E Guaranty Option, Agent shall pay Merchant a lump sum payment in an amount to be agreed upon between Agent and Merchant, in consultation with Lender and the Committee (hereinafter, the “DC FF&E Guaranty Amount”), in which case all costs and expenses associated with the disposition of Owned DC FF&E (other than rent and other occupancy expenses associated with the Distribution Centers, which amounts shall be paid by Merchant) shall be borne by Agent, and all proceeds realized from the sale or other disposition of the Owned DC FF&E (after payment of the applicable DC FF&E Guaranty Amount and net of any applicable sales taxes) shall be retained by Agent for its sole and exclusive benefit and shall not constitute Proceeds or Asset Sale Proceeds.

(b) Anything in this Agreement to the contrary notwithstanding, Agent shall be authorized to abandon any and all unsold Owned FF&E or Owned DC FF&E (and all other furniture, fixtures, and equipment at the Stores, Distribution Centers and corporate offices) in place without any cost or liability to Agent. Agent shall have no responsibility whatsoever with respect to furniture, fixtures, and equipment located at the Stores, Distribution Centers and/or corporate offices which are not owned by Merchant.

(c) Merchant hereby represents to Agent that: (i) all Owned FF&E and Owned DC FF&E may be sold by Agent on Merchant’s behalf, free and clear of all claims, liens and encumbrances of any kind; and (ii) all such Owned FF&E and Owned DC FF&E is devoid of Hazardous Materials.

(d) Anything in this Agreement to the contrary notwithstanding, Agent will not have any obligation whatsoever to purchase, sell, make, store, handle, treat, dispose, generate, transport or remove any Hazardous Materials that may be located at the Stores, Distribution Centers and/or Merchant’s corporate offices or otherwise. Agent shall have no liability to any party for any environmental action brought: (i) that is related to the storage, handling, treatment, disposition, generation, or transportation of Hazardous Materials, or (ii) in connection with any remedial actions associated therewith or the Stores, Distribution Centers and/or Merchant’s corporate offices. Merchant (and not Agent) shall be solely responsible to remove from the Stores, Distribution Centers and Merchant’s corporate offices all Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means, collectively, any chemical, solid, liquid, gas, or other substance having the characteristics identified in, listed under, or designated pursuant to (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. 9601(14), as a “hazardous substance”, (ii) the Resource Conservation and

Recovery Act, 42 U.S.C.A. 6903(5) and 6921, as a “hazardous waste”, or (iii) any other laws, statutes or regulations of a government or political subdivision or agency thereof, as presenting an imminent and substantial danger to the public health or welfare or to the environment or as otherwise requiring special handling, collection, storage, treatment, disposal, or transportation.

(e) In respect of the sale of Owned FF&E at or from the corporate offices, the effective date of any such sale of Owned FF&E shall not become effective until Merchant has discontinued use of such Owned FF&E. From time to time, Merchant shall cooperate with Agent to identify Owned FF&E at the corporate offices for which Merchant has discontinued use or will discontinue use in the then near future. Once Merchant has discontinued the use of all or substantially all Owned FF&E, Merchant and Agent shall mutually agree upon a reasonably period of time during which the Agent may complete remaining sales of Owned FF&E and the corporate offices and provide purchasers thereof with reasonable access to remove such purchased Owned FF&E.

Section 16.	Miscellaneous.

16.1 Notices. All notices and communications provided for pursuant to this Agreement shall be in writing, and sent by hand, by e-mail, and/or a recognized overnight delivery service, as follows:

If to Agent:

Gordon Brothers Retail Partners, LLC

Prudential Tower

800 Boylston Street

Boston, MA 02119

Attn:       Michael Chartock

Tel:         617.210.7116

Email:     mchartock@gordonbrothers.com

-and-

Hilco Merchant Resources, LLC

5 Revere Drive, Suite 206

Northbrook, IL 60062

Attn:       Ian S. Fredericks

Tel:         847.418.2075

Email:     ifredericks@hilcotrading.com

If to Merchant:

Delia*s, Inc.

50 W 23rd Street – 10th Floor

New York, NY 10010

Attn:      Ryan Schreiber, Esq.

              President, General Counsel & Secretary

Tel:        212.590-6204

Email:    rschreiber@deliasinc.com

With a copy to (which shall not constitute notice):

DLA Piper

1251 Avenue of the Americas

New York, New York 10020-1104

Attn:       Gregg M. Galardi, Esq.

Tel:         212.335.4640

Email:     Gregg.Galardi@dlapiper.com

If to Lender:

Salus Capital Partners, LLC

197 First Avenue, suite 250

Needham Heights, MA 02494

Attn:       Kyle C. Shonak

Tel:         617.420.2663

Email:     kshonak@saluscapital.com

With a copy to (which shall not constitute notice):

Choate Hall & Stewart, LLP

Two International Place

Boston, MA 02110

Attn:       John F. Ventola, Esq.

Tel:         617.248.5085

Email:     jventola@choate.com

-and-

DiConza Traurig Kadish, LLP

630 Third Avenue – 7th Floor

New York, NY 10017

Attn:       Maura I. Russell, Esq.

Tel:         212.682.4940

Email:     mailto:mrussell@dtklawgroup.com

If to Committee:

Kelley Drye & Warren LLP

101 Park Avenue, 27th Floor

New York, NY 10178

o: (212) 808-7573 | m: (646) 263-9536

Attn: Robert LeHane

Tel: (212) 808-7573

Email: rlehane@kelleydrye.com

16.2 Governing Law; Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. The parties hereto agree that the Bankruptcy Court (and the District Court and Circuit Court of Appeal with appellate jurisdiction over the Bankruptcy Court) shall retain exclusive jurisdiction to hear and finally determine any disputes arising from or under this Agreement, and by execution of this Agreement each party hereby irrevocably accepts and submits to the jurisdiction of such court with respect to any such action or proceeding and to service of process by certified mail, return receipt requested to the address listed above for each party.

16.3 Entire Agreement. This Agreement, the Exhibits hereto, and the Agency Documents (subject, in each instance, to the Approval Order as and where applicable) contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede and cancel all prior agreements, including but not limited to all proposals, letters of intent, or representations, written or oral, with respect thereto.

16.4 Amendments. This Agreement, the Exhibits hereto, and the Agency Documents may not be modified except in a written instrument executed by each of the Merchant (in consultation with the Committee) and Agent; provided, however, that no modification may be made to this Agreement without the express consent of the Lender.

16.5 No Waiver. No party’s consent to or waiver of any breach or default by the other in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party. Failure on the part of any party to complain of any act or failure to act by the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

16.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of Agent and Merchant, including but not limited to any chapter 11 or chapter 7 trustee. No party to this Agreement shall be permitted to assign its obligations under this Agreement.

16.7 Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one agreement. This Agreement may be executed by facsimile or other electronic means, and such facsimile or electronic signature shall be treated as an original signature hereunder.

16.8 Section Headings. The headings of Sections of this Agreement are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any provisions hereof.

16.9 Survival. All representations, warranties, covenants and agreements made herein shall be continuing, shall be considered to have been relied upon by the Parties and shall survive the execution, delivery, and performance of this Agreement.

16.10. Termination. This Agreement shall remain in full force and effect until the first to occur of (i) receipt by Merchant of written notice from Agent that any of the conditions specified in Section 10 hereof have not been satisfied or (ii) termination upon the occurrence of an Event of Default in accordance with Section 14 of this Agreement, or (iii) the expiration of the Sale Term and completion and certification by Merchant and Agent of the Final Reconciliation pursuant to Section 8.7(b) above. Notwithstanding the foregoing, (a) the representations, warranties, and indemnities of Merchant and Agent contained herein and the provisions of Section 11 above, and (b) any claim arising from a breach of this Agreement prior to its termination, shall survive the termination of this Agreement pursuant to this Section 16.10.

16.11 Agent’s Security Interest.

(a) In consideration of and subject to and effective upon payment by Agent of the Initial Guaranty Payment and the initial portion of the MOOS Guaranteed Amount on the Payment Date and delivery of the Letter of Credit to the Lender, as Merchant’s designee, Merchant hereby grants to Agent first priority, senior security interests in and liens (subject to the subordination provisions set forth herein below) upon: (i) the Merchandise; (ii) the Additional Agent Merchandise; (iii) all Proceeds (including, without limitation, credit card Proceeds); (iv) the Agent’s commission regarding the sale or other disposition of Merchant Consignment Goods under Section 5.4 hereof and DC FF&E Commission; (v) the Owned FF&E and the proceeds realized from the sale or other disposition of Owned FF&E; (vi) Agent’s percentage share in excess of the Sharing Threshold, and (vii) all “proceeds” (within the meaning of Section 9-102(a)(64) of the UCC) of each of the foregoing (all of which are collectively referred to herein as the “Agent Collateral”), to secure the full payment and performance of all obligations of Merchant to Agent hereunder. Upon entry of the Approval Order, payment of the Initial Guaranty Payment and the initial portion of the MOOS Guaranteed Amount on the Payment Date, and delivery of the Letter of Credit to the Lender, the security interest granted to the Agent hereunder shall be deemed properly perfected without the necessity of filing UCC-1 financing statements or any other documentation.

(b) Without any further act by or on behalf of the Agent or any other party (including (without limitation) the Lender and Merchant), the Agent’s security interests and liens in the Agent Collateral created hereunder are (i) validly created, (ii) effective upon entry of the Approval Order, perfected, and (iii) senior to all other liens and security interests, provided, however, that (x) until the Merchant receives payment in full of the Guaranteed Amount, the MOOS Guaranteed Amount, the 3PL Expenses (to the extent the Agent does not pay them to the 3PL directly), Expenses, and such other amounts due to Merchant hereunder, the security interest granted to Agent hereunder shall be junior and subordinate in all respects to the security interests of Lender in the Agent Collateral but solely to the extent and amount of the unpaid portion of the any of the Guaranteed Amount and MOOS Guaranteed Amount, Expenses, the 3PL Expenses (to the extent the Agent does not pay them to the 3PL directly), and such other amounts due to Merchant hereunder, and (y) upon payment in full of the Guaranteed Amount, the MOOS

Guaranteed Amount, Expenses, the 3PL Expenses (to the extent the Agent does not pay them to the 3PL directly), and such other amounts due to Merchant hereunder, any security interest or lien of the Lender in the Agent Collateral shall be junior and subordinate in all respects to the security interest and liens of Agent in the Agent Collateral. Merchant and Lender shall cooperate with Agent with respect to all filings (including, without limitation, UCC-1 financing statements) and other actions to the extent reasonably requested by Agent in connection with the security interests and liens granted under this Agreement.

(c) Merchant will not sell, grant, assign or transfer any security interest in, or permit to exist any encumbrance on, any of the Agent Collateral other than in favor of the Agent and Lender.

(d) In the event of a Default by the Merchant hereunder, in any jurisdiction where the enforcement of its rights hereunder is sought, the Agent shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Agent and Merchant hereby execute this Agency Agreement as of the day and year first written above.

AGENT:

GORDON BROTHERS RETAIL PARTNERS, LLC

By:	/s/ Richard Edwards
	Name:	Richard Edwards
	Title:	Co-President - Retail

HILCO MERCHANT RESOURCES, LLC

By:	/s/ Ian Fredericks
	Name:	Ian Fredericks
	Title:	VP & Assistant General Counsel, Managing Member

MERCHANT:

DELIA*S, INC.

By:	/s/ Ryan Schreiber
	Name:	Ryan Schreiber
	Title:	President, General Counsel & Secretary

THE PROVISIONS OF THIS AGREEMENT ARE HEREBY CONSENTED AND AGREED TO, INCLUDING SECTIONS 3.3(c), 3.3(d), 3.3(g), 3.3(h), 4.1, 8.3, 8.8, 8.9, 15, 16.11 and 16.12:

SALUS CAPITAL PARTNERS, LLC,
As Lender

By:	/s/ Kyle Shonak
	Name:	Kyle Shonak
	Title:	Executive Vice President-Special Opportunities

Delia’s

Store List

Exhibit A-1

Store No.	Store	Address	Address 2	City	State	Zip Code	Telephone No.	Square Ft

202	Willowbrook Mall	2165 Willowbrook Mall		Wayne	NJ	07470		3,818
207	Menlo Park Mall	100 Menlo Park Road	Suite 1540B	Edison	NJ	08837		4,057
210	Natick Mall	1245 Worcester Street	Space 2146	Natick	MA	01760		3,729
215	Towson Town Center	825 Dulaney Valley Rd	Space 1045	Towson	MD	21204		4,326
216	The Plaza at King of Prussia	160 N. Gulph Road	Suite 1307	King of Prussia	PA	19406		3,936
219	Woodfield Shopping Center	5 Woodfield Shopping Center	Space L301	Schaumburg	IL	60173		3,055
229	Roosevelt Field Mall	630 Old Country Rd	Space 1034	Garden City	NY	11530		3,953
233	Bridgewater Commons	400 Commons Way	Space 3395	Bridgewater	NJ	08807		2,610
241	Lehigh Valley Mall	250 Lehigh Valley Mall	Space 2036B	Whitehall	PA	18052		3,316
242	The Mall at Robinson	100 Robinson Center Drive	Space 2410	Pittsburgh	PA	15205		3,552
250	Crossgates Mall	1 Crossgates Mall Road	Space B-105	Albany	NY	12203		3,500
251	The Parks at Arlington	3811 S. Cooper Street	Space 1410	Arlington	TX	76015		3,593
256	Easton Town Center	136 Easton Town Center	Space C-102	Columbus	OH	43219		3,500
257	Wolfchase Galleria	2760 N. Germantown Parkway	Space 2210	Memphis	TN	38133		3,372
260	Riverchase Galleria	2000 Riverchase Galleria	Space 276A	Hoover	AL	35244		3,460
265	Mall of Georgia	3333 Buford Drive	Space 1026	Buford	GA	30519		4,200
267	Short Pump Town Center	11800 West Broad St.	Suite 2032	Richmond	VA	23233		3,706
268	Coastal Grand	2000 Coastal Grand Circle	Suite 400	Myrtle Beach	SC	29577		3,434
269	Montgomery Mall	130 Montgomery Mall		North Wales	PA	19454		3,950
270	Deptford Mall	1750 Deptford Center Rd.	Suite 2066	Deptford	NJ	08096		3,661
271	Twelve Oaks	27666 Novi Road	Space C175	Novi	MI	48377		3,289
273	Northlake Mall	6801 Northlake Mall Drive	Suite 159/157	Charlotte	NC	28216		3,500
274	Mall of America	270 North Garden		Bloomington	MN	55425		4,292
275	The Mall at Wellington Green	10300 West Forest Hill Blvd	Suite 172	Wellington	FL	33414		3,626
276	Hamilton Mall	4403 Black Horse Pike	Suite 2042A	Mays Landing	NJ	08330		3,318
277	The Town Center at Cobb	400 Ernest Barrett Parkway	Space 166	Kennesaw	GA	30144		3,369
278	NorthPark Center	8687 North Central Expressway	Suite 2104	Dallas	TX	75225		4,550
279	Southlake Town Square	331 Grand Avenue East		Southlake	TX	76092		3,542
280	Firewheel Town Center	490 Cedar Sage Drive	Space L01	Garland	TX	75040		3,950
281	Pheasant Lane Mall	310 Daniel Webster Highway	Space E211B	Nashua	NH	03060		4,018
282	Connecticut Post	1201 Boston Post Rd	Space 2424	Milford	CT	06460		3,757
283	Clay Terrace	14511 Clay Terrace Blvd	Space 100	Carmel	IN	46032		4,055
284	The Shops at Willowbend	6121 W. Park Blvd	Space A-113	Plano	TX	75093		3,647
285	Galleria @ Ft. Lauderdale	2368 East Sunrise Blvd	Space A-08	Ft. Lauderdale	FL	33304		4,517
286	The Greene	81 Chestnut St.	Space B-118	Beavercreek	OH	45440		3,723
287	Staten Island Mall	2655 Richmond Ave	Space 2165	Staten Island	NY	10314		3,918
288	Annapolis Mall	1516 Annapolis Mall		Annapolis	MD	21401		4,134
289	Bayshore Mall	5770 North Bayshore Drive	Space Q-112	Glendale	WI	53217		3,500
290	Marketplace Mall	261 Miracle Mile Drive	Space A-10	Rochester	NY	14623		4,000
291	The Avenue Carriage Crossing	4670 Merchants Park Circle	Suite 626	Collierville	TN	38017		4,000
292	Palisades Center	2740 Palisades Center Drive	Space C201	West Nyack	NY	10994		4,251
294	Circle Center	49 West Maryland St.	Space G15A	Indianapolis	IN	46204		3,925
295	Holyoke Mall	50 Holyoke St.	Space H208	Holyoke	MA	01041		3,800
296	Hanes Mall	3320 Silas Creek Parkway	Space 416	Winston-Salem	NC	27103		4,205

297	Sarasota Square	8201 South Tamiami Trail North	Space A-19	Sarasota	FL	34238	3,602
298	Jordan Creek Town Center	101 Jordan Creek Parkway	Space 12565	West Des Moines	IA	50266	3,987
299	The Avenues	10300 Southside Boulevard	Space 2125	Jacksonville	FL	32256	3,454
301	Independence Center	2092 Independence Center	Space K04A	Independence	MO	64057	3,595
303	Promenade @ Bolingbrook	627 East Boughton Road	Suite 105	Bolingbrook	IL	60440	4,214
304	Shops @ Sunset Place	5701 Sunset Drive	Suite 126	South Miami	FL	33143	4,426
305	Charleston Town Center	2015 Charleston Town Center	Space 2015	Charleston	WV	25312	4,121
306	Chesterfield Mall	43’ Chesterfield Mall	Space 156	Chesterfield	MO	63017	3,756
307	Polaris Fashion Place	1500 Polaris Parkway	Space 2178	Columbus	OH	43240	4,220
309	Walden Galleria	1 Walden Galleria	Space TH102	Cheektowaga	NY	14225	3,913
311	Coconut Point	23106 Fashion Drive	Space W13	Estero	FL	33928	3,603
313	Zona Rosa	7101 NW 86th Terrace	Space A-107	Kansas City	MO	64153	3,787
315	The Shops at Highland Village	1700 Cottonwood Creek	Suite 150	Highland Village	TX	75077	3,600
316	Southlake 2	1975 Southlake Mall	Unit # DO-408	Merrillville	IN	46410	3,955
318	The Shoppes at Buckland Hills	194 Buckland Hills Drive	Space 1150	Manchester	CT	06040	3,604
319	The Avenue Murfreesboro	2615 Medical Center Parkway	Suite 1360	Murfreesboro	TN	37129	3,800
320	Mall at Partridge Creek	17420 Hall Road	Space 147	Clinton Township	MI	48038	3,593
321	Lakeline Mall	11200 Lakeline Mall Drive	Space C01	Cedar Park	TX	78613	4,100
322	Emerald Square	999 S. Washington Street	Space 144	North Attleboro	MA	02760	3,817
323	North Point	2112 North Point Circle		Alpharetta	GA	30022	3,736
324	South Park Center	428 South Park Center		Strongsville	OH	44136	4,039
325	The Mall in Columbia	10300 Little Patuxent Parkway	Space 2610	Columbia	MD	21044	3,421
332	Beachwood Place	26300 Cedar Road	Space 2095	Beachwood	OH	44122	3,631
335	Yorktown Center	205A Yorktown Mall		Lombard	IL	60148	3,961
336	Burlington Mall	75 Middlesex Turnpike	Space 1025B	Burlington	MA	01803	4,066
339	Galleria @ Roseville	1151 Galleria Blvd	Suite 2170	Roseville	CA	95678	4,069
340	La Plaza Mall	2200 South 10th Street	Space F15A	McAllen	TX	78503	4,921
341	Mall of Louisiana	6401 Bluebonnet Blvd	Space 1104	Baton Rouge	LA	70836	3,456
342	Fox Valley Mall	2428 Fox Valley Center	Space B9A	Aurora	IL	60504	3,775
343	The Mall at Rockingham	99 Rockingham Park Blvd	Space W245	Salem	NH	03079	3,397
344	Northshore Mall	210 Andover Street	Space W108A	Peabody	MA	01960	3,901
345	The Maine Mall	364 Maine Mall Road	Space S171	South Portland	ME	04106	3,733
350	Smith Haven Mall	450 Smith Haven Mall	Space D03B	Lake Grove	NY	11755	4,086
351	Livingston Mall	112 Eisenhower Parkway	Space 1021A	Livingston	NJ	07039	3,600
352	Fox River Mall	4301 W. Wisconsin Ave	Space 511	Appleton	WI	54913	3,749
353	West Town Mall	7600 Kingston Pike	Space 1098A	Knoxville	TN	37919	3,672
354	South Shore Plaza	250 Granite Street	Space 2047A	Braintree	MA	02184	4,082
356	Christiana Mall	150 Christiana Mall		Newark	DE	19702	3,978
359	Garden State Plaza	1 Garden State	Space 1037	Paramus	NJ	07652	4,761
362	Plaza Bonita	3030 Plaza Bonita Rd	Space 2082	National City	CA	91950	3,600
363	RiverTown Crossing	3700 Rivertown Pkwy S.W.	Space 1144	Grandville	MI	49418	4,273
364	Bangor Mall	663 Stillwater Avenue	Space 1097A	Bangor	ME	04401	3,844
368	Peninsula Town Center	2561 McMenamin St		Hampton	VA	23666	3,500
373	Rockaway Town Square	301 Mt. Hope Ave	Space 2093A	Rockaway	NJ	07866	3,422
374	The Westchester	125 Westchester Ave	Suite 3060	White Plains	NY	10601	4,352
375	Providence Place	127 Providence Place	Space 5080	Providence	RI	02903	3,730
376	Hawthorn Center	122 Hawthorn Center	Space 304	Vernon Hills	IL	60061	5,047
377	Fashion Outlets of Niagara	1734 Military Road	Space 28	Niagara Falls	NY	14304	2,862

Delia’s

Store List

Exhibit A-2

Store No.	Store	Address	Address 2	City	State	Zip Code	Telephone No.	Square Ft

DC	Distribution Center	348 Poplar St		Hanover	PA	17331

dELiA*s, Inc.

Exhibit 3.1(b)

Retail

Merchandise Threshold Schedule

Cost Value	Adjustment Points

15,350,000	0.45%
15,250,000	0.45%
15,150,000	0.42%
15,050,000	0.42%
14,950,000	0.40%
14,850,000	0.40%
14,750,000	0.38%
14,650,000	0.38%
14,550,000	0.38%
14,450,000	0.38%

14,350,000
13,950,000

13,850,000	0.28%
13,750,000	0.28%
13,650,000	0.28%
13,550,000	0.30%
13,450,000	0.30%
13,350,000	0.30%
13,250,000	0.32%
13,150,000	0.32%
13,050,000	0.35%
12,950,000	0.35%

Note(s):

1.	Adjustments between the increments shall be on a prorata basis.
2.	In the event that the Cost value of the Merchandise is greater than $15,350,000, each $100,000 (or pro rata portion thereof) increment shall decrease the Guaranty by 0.50%.
3.	In the event that the Cost value of the Merchandise is less than $12,950,000, each $100,000 (or pro rata portion thereof) increment shall decrease the Guaranty by 0.40%.

dELiA*s, Inc.

Exhibit 3.1(b)

Direct

Merchandise Threshold Schedule

Cost Value	Adjustment Points

5,132,000	0.03%
5,107,000	0.03%
5,082,000	0.03%
5,057,000	0.03%
5,032,000	0.03%
5,007,000	0.03%
4,982,000	0.03%
4,957,000	0.03%
4,932,000	0.03%
4,907,000	0.03%

4,882,000
4,782,000

4,757,000	0.05%
4,732,000	0.05%
4,707,000	0.05%
4,682,000	0.05%
4,657,000	0.05%
4,632,000	0.05%
4,607,000	0.05%
4,582,000	0.05%
4,557,000	0.05%
4,532,000	0.05%

Note(s):

1.	Adjustments between the increments shall be on a prorata basis.
2.	In the event that the Cost value of the Merchandise is greater than $5,132,000, each $25,000 (or pro rata portion thereof) increment shall decrease the Guaranty by 0.03%.
3.	In the event that the Cost value of the Merchandise is less than $4,532,000, each $25,000 (or pro rata portion thereof) increment shall decrease the Guaranty by 0.05%.

dELiA*s, Inc.

Exhibit 3.1(c)

Retail

Cost Factor

Cost Factor	Adjustment Points

27.75%

27.80%	0.32%
27.85%	0.32%
27.90%	0.32%
27.95%	0.32%
28.00%	0.32%
28.05%	0.32%
28.10%	0.32%
28.15%	0.32%
28.20%	0.32%
28.25%	0.32%

Notes:

1.	Adjustments between the increments shall be on a prorata basis.
2.	In the event that the Cost Factor of Merchandise is greater than 28.25%, each 0.05% (or pro rata portion thereof) increment shall decrease the Guaranty by 0.35%.

dELiA*s, Inc.

Exhibit 3.1(c)

Direct

Cost Factor

Cost Factor	Adjustment Points

34.70%

34.75%	0.10%
34.80%	0.10%
34.85%	0.10%
34.90%	0.10%
34.95%	0.10%
35.00%	0.10%
35.05%	0.10%
35.10%	0.10%
35.15%	0.10%
35.20%	0.10%

Notes:

1.	Adjustments between the increments shall be on a prorata basis.
2.	In the event that the Cost Factor of Merchandise is greater than 35.20%, each 0.05% (or pro rata portion thereof) increment shall decrease the Guaranty by 0.13%.

Exhibit 3.3(a)

Merchant’s Designated Account

JPMorgan Chase Bank

Funds Transfer Services

1 Chase Manhattan Plaza, 8th Floor

New York, NY 10005

ABA#	021000021

Account #	958172090

Re:	Delia’s Inc.

EXHIBIT 3.3(h)

Proposed Form of Letter of Credit

FORM OF AGENT LETTER OF CREDIT

[NAME OF ISSUING BANK]

[ADDRESS]

Date:             , 2014

Irrevocable Standby Letter of Credit Number:

Co-Beneficiaries:	dELiA*s, Inc. 50 W 23rd Street – 10th Floor New York, NY 10010 Attn: Ryan Schreiber, Esq. SVP, General Counsel & Secretary

SALUS CAPITAL PARTNERS, LLC 197 First Avenue, Suite 250 Needham Heights, MA 02494 Attn: Kyle C. Shonak

Credit No.:

Opener’s Reference No.:

Gentlemen:

BY ORDER OF:	[Gordon Brothers Retail Partners, LLC][Hilco Merchant Resources, LLC]

We hereby open in your favor our Irrevocable Standby Letter of Credit (the “Letter of Credit”) for the account of: [Gordon Brothers Retail Partners, LLC][Hilco Merchant Resources, LLC] for a sum or sums not exceeding a total of                      U.S. Dollars (                     ) available by your draft(s) at SIGHT on OURSELVES effective immediately and expiring at OUR COUNTERS on             , 2014, or such earlier date on which the beneficiaries shall notify us in writing that this Letter of Credit shall be terminated accompanied by the original Letter of Credit (the “Expiry Date”).

Draft(s) must be accompanied by the original Letter of Credit and a signed statement by either (a) an officer of Salus Capital Partners, LLC, individually, in the form attached hereto as Exhibit A-1 or (b) an officer of both of the Co-Beneficiaries in the form attached hereto as Exhibit A-2.

Partial and/or multiple drawings are permitted.

The Co-Beneficiaries may collectively, or Salus Capital Partners, LLC, individually, draw on the Letter of Credit if Agent fails to pay any amounts due by Agent to the Co-Beneficiaries pursuant to, and as such terms are defined in, that certain Agency Agreement dated as of                      among the Co-Beneficiaries and Agent.

This Letter of Credit may be increased or reduced from time to time when accompanied by a signed statement from the Co-Beneficiaries in the form attached as Exhibit B.

If a drawing is received by [                    ] at or prior to 12:00 noon, Eastern Time, on a Business Day, and provided that such drawing conforms to the terms and conditions hereof, payment of the drawing amount shall be made to the account designated by Salus Capital Partners, LLC, individually, as directly below, in immediately available funds on the same Business Day. If however, a drawing is received by [                    ] after 12:00 noon, Eastern Time, on a Business Day, and provided that such drawing conforms to the terms and conditions hereof, payment of the drawing amount shall be made to the account designated by Salus Capital Partners, LLC, individually, in immediately available funds on the next Business Day.

As used in the Letter of Credit “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which Banking Institutions in Massachusetts are required or authorized to close.

Each draft must bear upon its face the clause “Drawn under Letter of Credit No.             , dated      of [         ],

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to the “Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 600.”

We hereby agree that drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored if presented to the above-mentioned drawee bank on or before the Expiry Date.

Kindly address all correspondence regarding this Letter of Credit to the attention of our Letter of Credit Operations, [                     ],                     , mentioning our reference number as it appears above. Telephone inquiries can be made to                      at (        )         -        .

Very truly yours,

Authorized official

TO IRREVOCABLE LETTER OF CREDIT NO.

Re: Drawing for Amounts Due to Salus Capital Partners, LLC:

Ladies and Gentlemen:

I refer to your Letter of Credit No.              (the “Letter of Credit”). The undersigned duly authorized officer of Salus Capital Partners, LLC, in its capacity as a Co-Beneficiary of the Letter of Credit hereby certify to you that:

(i)	Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC (collectively, the “Agent”) have not made a payment when due of or for the Guaranteed Amount, Sharing Amount, Expenses, or other amounts due by Agent to the Co-Beneficiaries pursuant to, and as such terms are defined in, that certain Agency Agreement dated as of December 4, 2014, between among the Co-Beneficiaries on the one hand, and Agent, on the other.

(ii)	The amount to be drawn is $ (the “Amount Owing”).

(iii)	Payment is hereby demanded in an amount equal to the lesser of (a) the Amount Owing and (b) the face amount of the Letter of Credit, less any prior drawings, as of the date hereof.

(iv)	The Letter of Credit has not expired prior to the delivery of this letter and the accompanying sight draft.

(v)	In accordance with the terms of the Letter of Credit, the payment hereby demanded is requested to be made by wire transfer to the following account:

[Account]

IN WITNESS WHEREOF, this instrument has been executed and delivered as of this      day of         , 2014.

Very truly yours,

Salus Capital Partners, LLC, A Co-Beneficiary

By:
Duly Authorized Officer
Print Name:

EXHIBIT A-2

TO IRREVOCABLE LETTER OF CREDIT NO.

Re: Drawing for Amounts Due to Salus Capital Partners, LLC and dELiA*s, Inc.:

Ladies and Gentlemen:

The undersigned refer to your Letter of Credit No.              (the “Letter of Credit”). The undersigned duly authorized officers of Salus Capital Partners, LLC and dELiA*s, Inc., respectively, in their capacity as Co-Beneficiaries of the Letter of Credit, hereby certify to you that:

(i)	Gordon Brothers Retail Partners, LLC and Hilco Merchant Resources, LLC (collectively, the “Agent”) have not made a payment when due of or for the Guaranteed Amount, Sharing Amount, Expenses, or other amounts due by Agent to the Co-Beneficiaries pursuant to, and as such terms are defined in, that certain Agency Agreement dated as of December 4, 2014, 2014 among the Co-Beneficiaries on the one hand, and Agent, on the other.

(ii)	The amount to be drawn is $ (the “Amount Owing”).

(iii)	Payment is hereby demanded in an amount equal to the lesser of (a) the Amount Owing and (b) the face amount of the Letter of Credit, less any prior drawings, as of the date hereof.

(iv)	The Letter of Credit has not expired prior to the delivery of this letter and the accompanying sight draft.

(v)	In accordance with the terms of the Letter of Credit, the payment hereby demanded is requested to be made by wire transfer to the following account:

[Account]

IN WITNESS WHEREOF, this instrument has been executed and delivered as of this      day of         , 2014.

Very truly yours,

Salus Capital Partners, LLC, A Co-Beneficiary

By:
Duly Authorized Officer
Print Name:

dELiA*s, Inc., A co-Beneficiary

By:
Duly Authorized Officer
Print Name:

EXHIBIT B

TO IRREVOCABLE STANDBY LETTER OF CREDIT NO.

Re: Reduction of Face Amount:

Ladies and Gentlemen:

The undersigned refer to your Letter of Credit No. (the “Letter of Credit”). The undersigned, as Co-Beneficiaries of the Letter of Credit, hereby confirm to you that the face amount of the Letter of Credit hereby shall be reduced from its present face amount to a new face amount of $        .

IN WITNESS WHEREOF, this instrument has been executed and delivered as of this      day of         , 2014.

Very truly yours,

dELiA*s, Inc., A co-Beneficiary

By:
Duly Authorized Officer
Print Name:

Salus Capital Partners, LLC, A co-Beneficiary

By:
Duly Authorized Officer
Print Name:

Exhibit 4.1(a) Store Occupancy Expense Schedule

[Intentionally omitted due to illegible copy]

dELiA*s AGENCY AGREEMENT

EXHIBIT 5.1(a)

INVENTORY TAKING INSTRUCTIONS

[TO BE AGREED UPON BY MERCHANT, AGENT AND LENDER]

Exhibit 5.2(b)(1)

File of Distribution Center Merchandise in Data Room

5.2(b)(1) Distribution Center Merchandise

Exhibit 5.2(b)(2)

File of Direct Business Merchandise in Data Room

5.2(b)(2) Direct Business Merchandise

Exhibit 5.3(a)(1) – Cost File for Store Merchandise and Distribution Center Merchandise

11.29 319-320-321-322-323.xlsx

11.29 353-354-356-359-362.xlsx

11.29 375-376-377.xlsx

11.29 339-340-341-342-343.xlsx

11.29 291-292-294-296-297.xlsx

11.29 281-282-283-284-285-286-287-288-289-290.xlsx

11.29 304-305-306-307-309-311-313-316-318.xlsx

11.29 270-271-273-274-275-276-277-278-279-280.xlsx

11.29 002-202-207-210-215-216-219-229-233-241.xlsx

11.29 295-315.xlsx

11.29 242-250-251-256-257-260-265-267-268-269.xlsx

EXHIBIT 5.3(a)(2) Cost File for Direct Business Merchandise

Direct Aged Inv 11.29.14.xlsx

EXHIBIT 8.1

SALE GUIDELINES

dELiA*s, INC. SALE GUIDELINES

A. The Sale shall be conducted so that the Stores in which sales are to occur will remain open no longer than during the normal hours of operation provided for in the respective leases for the Stores.

B. The Sale shall be conducted in accordance with applicable state and local “Blue Laws”, where applicable, so that no Sale shall be conducted on Sunday unless the Merchant had been operating such Store on a Sunday.

C. On “shopping center” property, the Agent shall not distribute handbills, leaflets or other written materials to customers outside of any Store’s premises, unless permitted by the lease or, if distribution is customary in the “shopping center” in which such Store is located; provided that Agent may solicit customers in the Stores themselves. On “shopping center” property, the Agent shall not use any flashing lights or amplified sound to advertise the Sale or solicit customers, except as permitted under the applicable lease or agreed to by the landlord.

D. At the conclusion of the Sale, the Agent shall vacate the Stores in broom clean condition, and shall leave the Locations in the same condition as on Sale Commencement Date, ordinary wear and tear excepted, in accordance with Section 6 of the Agency Agreement, provided, however, that the Merchant and the Agent hereby do not undertake any greater obligation than as set forth in an applicable lease with respect to a Store. The Agent and Merchant may abandon any FF&E not sold in the Sale at the Stores at the conclusion of the Sale. Any abandoned FF&E left in a Store after a lease is rejected shall be deemed abandoned to the landlord having a right to dispose of the same as the landlord chooses without any liability whatsoever on the part of the landlord to any party and without waiver of any damage claims against the Merchant. For the avoidance of doubt, as of the Sale Termination Date, the Agent may abandon, in place and without further responsibility, any FF&E located at a Store.

E. During the Interim Sale Period, Agent may advertise the sale as a “sale on everything”, “everything must go”, or similar themed sale. Following, and subject to, the entry of the Interim Approval Order and the Approval Order, the Agent may advertise the sale as a “store closing” and/or “going-out-of-business” sale, as dictated by the respective Interim Approval Order and Approval Order.

F. Agent shall be permitted to utilize display, hanging signs, and interior banners in connection with the Sale; provided, however, that such display, hanging signs, and interior banners shall be professionally produced and hung in a professional manner. The Merchant and the Agent shall not use neon or day-glo on its display, hanging signs, or interior banners. Furthermore, with respect to enclosed mall locations, no exterior signs or signs in common areas of a mall shall be used unless otherwise expressly permitted in these Sale Guidelines. In addition, the Merchant and the Agent shall be permitted to utilize exterior banners at (i) non-enclosed mall Stores and (ii) enclosed mall Stores to the extent the entrance to the applicable Store does not require entry into the enclosed mall common area; provided, however, that such banners shall be located or hung so as to make clear that the Sale is being conducted only at the affected Store, shall not be wider than the storefront of the Store, and shall not be larger than 4 feet x 40 feet. In addition, the Merchant and the Agent shall be permitted to utilize sign walkers in a safe and professional manner and in accordance with the terms of the Approval Order. Nothing contained in these Sale Guidelines shall be construed to create or impose upon the Agent any additional restrictions not contained in the applicable lease agreement.

F. Conspicuous signs shall be posted in the cash register areas of each of the affected Stores to effect that “all sales are final.”

G. Except with respect to the hanging of exterior banners, the Agent shall not make any alterations to the storefront or exterior walls of any Stores.

H. The Agent shall not make any alterations to interior or exterior Store lighting. No property of the landlord of a Store shall be removed or sold during the Sale. The hanging of exterior banners or in-Store signage and banners shall not constitute an alteration to a Store.

I. The Agent shall keep Store premises and surrounding areas clear and orderly consistent with present practices.

J. Subject to the provisions of the Agency Agreement the Agent shall have the right to sell all furniture, fixtures, and equipment located at the Stores and Distribution Center(s) (the “FF&E”). The Agent may advertise the sale of the FF&E in a manner consistent with these guidelines at the Stores and Distribution Center(s). The purchasers of any FF&E sold during the sale shall be permitted to remove the FF&E either through the back shipping areas at any time, or through other areas after Store business hours. For the avoidance of doubt, as of the Sale Termination Date, the Agent may abandon, in place and without further responsibility, any FF&E.

K. The Agent shall be entitled to include Additional Agent Goods in the Sale in accordance with the terms of the Approval Order and the Agency Agreement.

L. At the conclusion of the Sale at each Store, pending assumption or rejection of applicable leases, the landlords of the Stores shall have reasonable access to the Store’s premises as set forth in the applicable leases. The Merchant, the Agent and their agents and representatives shall continue to have exclusive and unfettered access to the Stores.

M. Post-petition rents shall be paid by the Merchant as required by the Bankruptcy Code until the rejection or assumption and assignment of each lease. Other than Agent’s obligations under Section 4.1 of the Agency Agreement with respect to payment of Expenses, Agent shall have no responsibility therefor.

N. The rights of landlords against Merchant for any damages to a Store shall be reserved in accordance with the provisions of the applicable lease.

O. If and to the extent that the landlord of any Store affected hereby contends that the Agent or Merchant is in breach of or default under these Sale Guidelines, such landlord shall email or deliver written notice by overnight delivery on the Merchant’s counsel and the Agent’s counsel as follows:

If to Agent:

Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110-3333
Attn:	James F. Wallack, Esq.
Gregory O. Kaden, Esq.
Tel:	617.482.1776
Email:	jwallack@goulstonstorrs.com gkaden@goulstonstorrs.com

If to Merchant:

Delia*s, Inc.
50 W 23rd Street – 10th Floor
New York, NY 10010
Attn:	Ryan Schreiber, Esq.
SVP, General Counsel & Secretary
Tel:	212.590-6204
Email:	rschreiber@deliasinc.com

With a copy to (which shall not constitute notice):

DLA Piper
1251 Avenue of the Americas
New York, New York 10020-1104
Attn:	Gregg M. Galardi, Esq.
Tel:	212.335.4640
Email:	Gregg.Galardi@dlapiper.com

dELiA*s AGENCY AGREEMENT

EXHIBIT 10.1(c)

FORM OF APPROVAL ORDER

[TO BE AGREED UPON BY MERCHANT, AGENT AND LENDER]

Exhibit 11.1(d)

Purported Existing Liens1

NAME	DESCRIPTION[2]
Eklecco Newco LLC	Pursuant to the Standard Shopping Center Lease, dated February 13, 2006, a first lien on all Merchandise and Owned FF&E in Store 292.

Holyoke Mall Company, L.P.	Pursuant to the Standard Shopping Center Lease, dated February 14, 2006, a first lien on all Merchandise and Owned FF&E in Store 295.

Pyramid Walden Company, L.P., successor in interest to Pyramid Company of Buffalo	Pursuant to the Standard Shopping Center Lease, dated February 6, 2002, a first lien on all Merchandise and Owned FF&E in Store 309.

Salus Capital Partners LLC	Pursuant to the prepetition Credit Agreement, dated June 14, 2013, a first lien on substantially all of the assets with the exception of the Merchandise and Owned FF&E in Stores 292, 295 and 309, which Salus Capital Partners LLC holds a second lien.

[1]	The following list of purported existing lienholders are subject to continuing review by the Merchant based on UCC filings and its books and records.
[2]	The Merchant makes no admission as to the validity, perfection or priority of any lien purported to be granted or perfected with respect to the assets described herein.

Exhibit 11.1(k)

Promotional Calendar – November, 2014

Q4		DEPT	2014
NOVEMBER	WK 1	TOPS	BOGO Free Graphics, $25 Sweaters, 2 Fors

		RTW	BOGO 50% Denim/Pants, 30% off O/W & denim Jkts,

		N/A	BOGO Free Jewelry/Hair

		TOTAL	$8/$15 Rounders - Markdowns 50% off
	Wk 2	TOPS	BOGO 50% Graphics, $25 Sweaters, 2 Fors

		RTW	BOGO Free Denim/Pants, 30% O/W, 40% Select Dresses

		N/A	BOGO Free Jewlery, BOGO 50% Scarves, $5 Baggus

		TOTAL	$8/$15 Rounders - Markdowns 50% off
	Wk 3	TOPS	BOGO 50 Graphics, $16.9 Brushed, Select sweaters at $25, 30% outerwear, 2 fors

		RTW	BOGO Free denim, BOGO Free Dresses

		N/A	Non Apparel Jewelry and Scarves BOGO 50

		TOTAL	$8/$15 Rounders, 50% MDs
	Wk 4	TOPS	Graphic Tee Black Friday deals $15 plus entire store discount

		RTW	Woven Top Black Friday deal $20 plus entire store discount

		N/A	Pricepointed Black Friday deals excluded from entire store discount

		TOTAL	Wed - 40% off entire store, Thurs/Fri - 50% off entire store, Sat - 40% off entire store

dELiA*s AGENCY AGREEMENT

EXHIBIT 11.1(I)

LIST OF PENDING MATTERS

[BELIEVED TO BE NONE, BUT TO BE CONFIRMED BY MERCHANT]

dELiA*s AGENCY AGREEMENT

EXHIBIT 11.1(o)

EXTRORDINARY POS ACTIVITY

[BELIEVED TO BE NONE, BUT TO BE CONFIRMED BY MERCHANT]

dELiA*s AGENCY AGREEMENT

EXHIBIT 11.1(q)

LIST OF STORES WITH LEASE EXPIRATION/TERMINATION DATES DURING THE SALE TERM

[TO BE FINALIZED BY MERCHANT, AGENT AND LENDER]

Exhibit 11.1(u)

Promotions/Discounts Calendar

Delia’s 2014

Email Offer Direct - 2014
Fri	12/5/2014	40% Off Full Price Styles (exclude Branded Styles) + 50% Off Clearance Styles + FS $75
Sat	12/6/2014	40% Off Everything (exclude Branded Styles) + FS $75
December Week 1
Sun	12/7/2014	Email #1: 40% Off Everything (exclude Branded Styles) + FS No Min VIP Email #1: Spend $100 After 40% Off Discount, Get Free Muk Luks (Style #316274)
Mon	12/8/2014	Email #1: 40% Off Everything (exclude Branded Styles) + FS No Min VIP Email #1: Spend $100 After 40% Off Discount, Get Free Muk Luks (Style #316274)
Tue	12/9/2014	40% Off Everything (exclude Branded Styles) + FS No Min
Wed	12/10/2014	50% Off Everything (exclude Branded Styles) + FS $75
Thu	12/11/2014	50% Off Everything (exclude Branded Styles) + FS $75
Fri	12/12/2014	50% Off Everything (exclude Branded Styles) + FS $75
Sat	12/13/2014	50% Off Everything (exclude Branded Styles) + FS $75
December Week 2
Sun	12/14/2014	Email #1: 50% Off Everything (exclude Branded Styles) + FS $75 VIP Email #1: TBD
Mon	12/15/2014	Email #1: 50% Off Everything (exclude Branded Styles) + FS $75 VIP Email #1: TBD
Tue	12/16/2014	50% Off Everything (exclude Branded Styles) + FS $75
Wed	12/17/2014	50% Off Everything (exclude Branded Styles) + FS $75
Thu	12/18/2014	50% Off Everything (exclude Branded Styles) + FS $75
Fri	12/19/2014	50% Off Everything (exclude Branded Styles) + FS $75
Sat	12/20/2014	50% Off Everything (exclude Branded Styles) + FS $75 + Shipping Cutoff?
December Week 3
Sun	12/21/2014	Email #1: 50% Off Everything (exclude Branded Styles) + FS $75 VIP Email #1: TBD
Mon	12/22/2014	Email #1: 50% Off Everything (exclude Branded Styles) + FS $75 VIP Email #1: TBD
Tue	12/23/2014	50% Off Everything (exclude Branded Styles) + FS $75 + Order by 1PM (via upgraded shipping)
Wed	12/24/2014	50% Off Everything
Thu	12/25/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Fri	12/26/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Sat	12/27/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
December Week 4
Sun	12/28/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Mon	12/29/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Tue	12/30/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Wed	12/31/2014	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Thu	1/1/2015	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Fri	1/2/2015	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
Sat	1/3/2015	BOGO Free Jeans and Graphic Tees + BOGO 50% Off Tops + Extra 40% Off Clearance
December Week 5

11.1(u) Continued

Store Promotion Calendar
		DEPT	2014
DECEMBER	WK 1	TOPS	Sunday - 40% off entire store, Cyber Monday - 50% off entire store
Excluding Sun/Monday - BOGO 50% TOPS, BOGO free Graphics
		RTW	Sunday - 40% off entire store, Cyber Monday - 50% off entire store
Excluding Sun/Monday - BOGO 50% TOPS, BOGO free Graphics
		N/A	Sunday - 40% off entire store, Cyber Monday - 50% off entire store
Excluding Sun/Monday - BOGO 50% TOPS, BOGO free Graphics
		TOTAL	Sunday - 40% off entire store, Cyber Monday - 50% off entire store
	Wk 2	TOPS

RTW

N/A

		TOTAL	50% off Entire Store
	Wk 3	TOPS

RTW

N/A

		TOTAL	50% off Entire Store
	Wk 4	TOPS	BOGO 50% FP graphics

		RTW	BOGO free Denim,

		N/A	BOGO Free jewlery, hair & socks, BOGO free MDS

		TOTAL	All Graphic MDS $5
	Wk 5	TOPS	BOGO 50% FP graphics, 2 Fors

		RTW	BOGO free Denim,

		N/A	BOGO Free jewlery, hair & socks, BOGO free MDS

		TOTAL	$5 Graphic Mds, $10 L/S, $15 Sweaters

		DEPT	2015
JANUARY	WK 1	TOPS	BOGO 50% FP graphics, 2 Fors, Pricepoints

		RTW	BOGO 50% Denim

		N/A	BOGO Free jewlery, hair & socks, $1 MD Jewelry, Cold weather 50%

		TOTAL	30% off MDS
	Wk 2	TOPS	BOGO 50% FP graphics, 2 Fors, Pricepoints

		RTW	BOGO 50% Denim

88